Exhibit 10.11

Execution Copy

SERIES D-1 PREFERRED SHARE PURCHASE AGREEMENT

SERIES D-1 PREFERRED SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of January 10, 2017, by and among:

(1)                                 CooTek (Cayman) Inc., a company duly incorporated and validly existing under the Laws of the Cayman Islands (the “Company”),

(2)                                 CooTek HongKong Limited, a company duly incorporated and validly existing under the Laws of the Hong Kong Special Administrative Region (the “HK Subsidiary”),

(3)                                 TouchPal HK Co., Limited, a company duly incorporated and validly existing under the Law of the Hong Kong Special Administrative Region (“TouchPal HK”),

(4)                                 TouchPal, Inc., a corporation duly incorporated and validly existing under the Law of Delaware State, USA (“TouchPal US”, together with TouchPal HK collectively, the “Offshore Subsidiaries”),

(5)                                 Shanghai Chu Le (CooTek) Information Technology Co., Ltd. (上海触乐信息科技有限公司), a wholly foreign-owned enterprise duly organized and validly existing under the Laws of the PRC (the “WFOE”),

(6)                                 Shanghai Han Xiang (CooTek) Information Technology Co., Ltd. (上海汉翔信息技术有限公司), a Sino-foreign joint venture company duly incorporated and validly existing under the Laws of the PRC (“Han Xiang”),

(7)                                 Shanghai Chu Bao (CooTek) Information Technology Co., Ltd. (上海触宝信息技术有限公司), a limited liability company duly incorporated and validly existing under the Laws of the PRC (“Chu Bao,” together with Han Xiang, the “Domestic Companies” and each a “Domestic Company”; and the Domestic Companies together with the WFOE, collectively, the “PRC Subsidiaries” and each, a “PRC Subsidiary”),

(8)                                 Haiyan’s Global Creativity Investment Inc., a company duly incorporated and validly existing under the Laws of the British Virgin Islands (the “Haiyan’s Holdco”),

(9)                                 Zhu Haiyan (朱海燕, referred herein as “Zhu”), a citizen of the PRC with her ID card number of ***,

(10)                          The individuals listed in Schedule I attached hereto (the “Founders”, and each, a “Founder”),

(11)                          The entities listed in Schedule II attached hereto (the “Founder Holdcos”, and each, a “Founder Holdco”),

(12)                          Qualcomm International, Inc., a company duly incorporated and validly existing under the Laws of the State of California of the United States of America (“Qualcomm”, together with the Founder Holdcos, the “Selling Shareholders”, and each, a “Selling Shareholder”), and

(13)                          HG Qiandao Limited, a company duly incorporated and validly existing under the Laws of British Virgin Islands (the “Investor”).

Each of the Company, HK Subsidiary, the Offshore Subsidiaries, the PRC Subsidiaries, the Founders, the Founder Holdcos, Haiyan’s Holdco, Zhu, Qualcomm and the Investor is referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Investor wishes to invest in the Company by subscribing for Series D-1 Preferred Shares (as defined below), to be issued by the Company pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, upon the Initial Closing, the Investor wishes to designate one of its Affiliates to provide a loan to WFOE, and WFOE wishes to accept and borrow such loan from such Affiliate designated by the Investor, in a principal equal to an amount of US$20,000,000 or its equivalent RMB pursuant to the terms and subject to the conditions of the Loan Agreement (the “Domestic Loan Agreement”) entered into by and among the Investor’s Affiliate, the WFOE and other parties thereto (the “Domestic Loan”);

WHEREAS, the Company wishes to issue and sell Series D-1 Preferred Shares to the Investor pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, each of the Selling Shareholders agrees to sell to the Company, and the Company agrees to repurchase from each of the Selling Shareholders and cancel certain shares of the Company pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, the Parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein;

WHEREAS, on or prior to the execution of this Agreement, the shareholders of the Company have approved, (a) by special resolution, the adoption of the Memorandum and Articles (subject to the consummation of the Initial Closing under this Agreement), and (b) by ordinary resolution, this Agreement;

WITNESSETH

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound hereto hereby agree as follows:

1.                                      Definitions. The following terms shall have the meanings ascribed to them below:

“2012 Stock Incentive Plan” means the Company’s 2012 Stock Incentive Plan.

“Action” means any notice, charge, claim, action, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, whether at Law or in equity, and whether or not before any mediator, arbitrator or Governmental Authority.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person.

“Agreement” means this Share Purchase Agreement.

“Ancillary Agreements” means the Shareholders’ Agreement defined herein, as amended from time to time.

“Applicable Accounting Principles” means, in the case of the WFOE and the PRC Subsidiaries, PRC GAAP, and in the case of all other Group Companies, the local accounting principles of the country where the Group Company is incorporated.

“Approval” means any approval, authorization, license, permit, release, order, or consent required to be obtained from, or any registration, qualification, designation, declaration, filing, notice, statement or other communication required to be filed with or delivered to, any Governmental Authority or any other Person, or any waiver of any of the foregoing.

“Domestic Companies” has the meaning set forth in the Preamble of this Agreement.

“Domestic Loan” has the meaning set forth in the Recitals of this Agreement.

“Domestic Loan Agreement” has the meaning set forth in the Recitals of this Agreement.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Plan” has the meaning set forth in Section 3.29 hereof.

“Charter Documents” means, as to a Person, such Person’s certificate of incorporation, formation or registration (including, if relevant, certificates of change of name), memorandum of association, articles of association or incorporation, charter, by-laws, trust deed, trust instrument, partnership, operating agreement, limited liability company, joint venture or shareholders’ agreement or equivalent documents, and business license, in each case as amended.

“Circular 37” has the meaning set forth in Section 3.10(ii) hereof.

“Circular 698” means the Circular issued by the PRC State Administration of Taxation titled ‘strengthening of Administration of Corporate Income Tax Liability on Income of Non-Resident Enterprises from Transfer of Equity Interests’(Guoshuihan 2009 No. 698) (in Chinese:  and the further explanatory document, the Announcement No. 7 issued by the PRC State Administration of Taxation titled ‘Announcement of the State Administration of Taxation on Several Issues Relating to Corporate Income Tax on Gains from Indirect Transfer of Assets by Non-resident Enterprises’ (Gong Gao [2015] No. 7 ) (in Chinese: 《国家税务总局关于非居民企业间接转让财产企业所得税若干问题的公告》(国家税务总局公告2015年第7号)).

“Closing” has the meaning set forth in Section 2.3(iii) hereof.

“Company” has the meaning set forth in the Preamble of this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 3.19(i) hereof.

“Company Owned IP” has the meaning set forth in Section 3.19(i) hereof.

“Company Registered IP” has the meaning set forth in Section 3.19(i) hereof.

“Company Security Holder” has the meaning set forth in Section 3.10(ii) hereof.

“Compliance Laws” has the meaning set forth in Section 3.9(ii).

“Contract” means, as to any Person, any contract, agreement, undertaking, understanding, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, or license to which such Person is a party or by which such Person or any of its property is bound, whether oral or written.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Control Documents” means the following Contracts collectively: (a) the Amended and Restated Exclusive Purchase Option Agreement by and among the WFOE, Han Xiang, and each of the Founders and ZHU, each dated October 30, 2012; the Exclusive Purchase Option Agreement by and among the WFOE, Han Xiang, and each of Orange Capital Management, Qi Ming century (HK) Limited, Qualcomm International, Inc., each dated October 30, 2012; (b) the Amended and Restated Exclusive Purchase Option Agreement by and among the WFOE, Chu Bao, and each shareholder of Chu Bao, each dated October 30, 2012; (c) the Equity Pledge Agreement and the Amended and Restated Equity Pledge Agreement by and among the WFOE, Han Xiang, and each of the Founders and ZHU, each dated October 30, 2012; the Equity Pledge Agreements (version for SAIC filing purpose) by and among the WFOE, Han Xiang, and each of Orange Capital Management, Qi Ming century (HK) Limited, Qualcomm International, Inc., each dated October 30, 2012; (d) the Equity Pledge Agreement (version for SAIC filing purpose ) and Amended and Restated Equity Pledge Agreement by and among the WFOE, Chu Bao, and each shareholder of Chu Bao, each dated October 30, 2012; (e) the Amended and Restated Exclusive Business Cooperation Agreement by and between the WFOE and Han Xiang dated October 30, 2012; (f) the Exclusive Business Cooperation Agreement by and between the WFOE and Chu Bao dated August 6, 2012; (g) the Powers of Attorney by and between the WFOE and each shareholder of Chu Bao, each dated October 30, 2012; (h) the Powers of Attorney by and between the WFOE and each shareholder of Han Xiang, each dated October 30, 2012; and (i) the Loan Agreement by and between the WFOE, and each shareholder of Chu Bao, each dated August 6, 2012.

“Conversion Shares” means Ordinary Shares issuable upon conversion of any Series D-1 Preferred Shares.

“Director” means the member of the Board of the Company.

“Disclosing Party” has the meaning set forth in Section 10.3 hereof.

“Disclosure Schedule” has the meaning set forth in Section 3 hereof.

“Domestic Company” has the meaning set forth in the Preamble of this Agreement.

“Employee Benefit Plans” has the meaning set forth in Section 3.20 hereof

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities of such Person, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, or any Contract of any kind for the purchase or acquisition from such Person of any of the foregoing, either directly or indirectly.

“FCPA” has the meaning set forth in Section 3.9(ii) hereof.

“Financial Statements” has the meaning set forth in Section 3.14 hereof.

“Financing Terms” has the meaning set forth in Section 10.1 hereof.

“Foreign Exchange Authorization” has the meaning set forth in Section 3.10(ii) hereof.

“Founders” has the meaning set forth in the Preamble of this Agreement.

“Founder Holdcos” has the meaning set forth in the Preamble of this Agreement.

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the Cayman Islands, the British Virgin Islands, or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group Company” means each of the Company, HK Subsidiary, the Offshore Subsidiaries and the PRC Subsidiaries, together with each Subsidiary of any of the foregoing, and each Person (other than a natural person) that is, directly or indirectly, Controlled by any of the foregoing, including but not limited to each joint venture in which any of the foregoing holds more than fifty percent (50%) of the voting power, and “Group” refers to all of Group Companies collectively.

“Haiyan’s Holdco” has the meaning set forth in the Preamble of this Agreement.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means the International Financial Reporting Standards.

“Indemnifiable Loss” has the meaning set forth in Section 11.1 hereof.

“Initial Closing” has the meaning set forth in Section 2.3(i) hereof.

“Intellectual Property” means any and all (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind and software of all types in whatever medium, inclusive of computer programs, source code, object code and executable code, and related documentation), (iv) URLs, domain names, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, research data concerning historical and current research and development efforts, including the results of successful and unsuccessful designs, databases and proprietary data, (vi) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, (vii) trade names, trade dress, trademarks, and service marks, and registrations and applications therefor, and (viii) the goodwill of the business symbolized or represented by the foregoing, customer lists and other proprietary information and common-law rights.

“Investor” has the meaning set forth in the Preamble of this Agreement.

“IPO” means the first firmly underwritten registered public offering (a) by the Company of its Ordinary Shares or any member of Group Companies pursuant to a Registration Statement (as defined in the Shareholders’ Agreement) that is filed with and declared effective by either the Commission (as defined in the Shareholders’ Agreement) under the Securities Act in the United States, or (b) listing of all the equity interest or shares of any member of Group Companies on the Hong Kong Stock Exchange or United States stock exchange or PRC stock exchange approved by the Board of the Company.

“Key Employee” means each of the Persons listed on Schedule IV and Key Employees mean such Persons collectively.

“Knowledge” means, with respect to any of the Warrantors, the actual knowledge of any of the Founders and the Key Employees, and that knowledge which should have been acquired by each such individual after making such due inquiry and exercising such due diligence as a prudent business person would have made or exercised in the management of his or her business affairs, including but not limited to due inquiry of all officers, directors, employees, consultants and professional advisers (including attorneys, accountants and auditors) of the Group and of its Affiliates who could reasonably be expected to have knowledge of the matters in question, and where any statement in the representations and warranties hereunder is expressed to be given or made to a Person’s Knowledge, or so far as a Party is aware, or is qualified in some other manner having a similar effect, the statement shall be deemed to be supplemented by the additional statement that such Party has made such due inquiry and due diligence.

“Law” or “Laws” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any Governmental Order.

“Liability” or “Liabilities” means, with respect to any Person, all debts, obligations, liabilities owed by such Person of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

“Licensed IP” has the meaning set forth in Section 3.19(i) hereof.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge, easement, adverse claim, restrictive covenant, or other restriction or limitation of any kind whatsoever, including any restriction on the use, voting, transfer, receipt of income, or exercise of any attributes of ownership.

“Long-Stop Date” has the meaning set forth in Section 2.3 hereof.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have, either alone or together with other events, occurrences, facts, conditions, changes or developments, a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the Group, (ii) material impairment of the ability of any Group Company, any Founder, or any Founder Holdco to perform the material obligations of such Person hereunder or under any other Transaction Documents, as applicable, or (iii) material impairment of the validity or enforceability of this Agreement or any Transaction Document against any Group Company, any Founder, or any Founder Holdco.

“Material Contracts” has the meaning set forth in Section 3.17 hereof.

“Memorandum and Articles” means the Fifth Amended and Restated Memorandum of Association of the Company and the Fifth Amended and Restated Articles of Association of the Company attached hereto as Exhibit B, to be adopted in accordance with applicable Law on or before the Initial Closing and which shall be in full force and effect as of the Initial Closing.

“Offshore Subsidiaries” has the meaning set forth in the Preamble of this Agreement.

“Ordinary Shares” means the Company’s ordinary shares, par value US$0.00001 per share.

“Party” or “Parties” has the meaning set forth in the Preamble of this Agreement.

“Permitted Liens” means (i) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith and (ii) Liens incurred in the ordinary course of business, which (x) do not individually or in the aggregate materially detract from the value, use, or transferability of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money.

“Permits” has the meaning set forth in Section 3.8 hereof.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents, excluding Hong Kong, the Macau Special Administrative Region and the islands of Taiwan.

“PRC GAAP” means the Corporate Accounting Standards (2006)  as promulgated by the Ministry of Finance of the PRC and as amended and in effect from time to time.

“PRC Subsidiaries” has the meaning set forth in the Preamble of this Agreement.

“PRC Tax Authority” means the PRC tax authority competent to impose, assess or enforce the tax liabilities in connection with the repurchase contemplated hereunder.

“Preferred Shares” has the meaning set forth in Section 3.2(i) hereof.

“Public Official” means any employee of a Governmental Authority, an active member of a political party engaged in political or governmental activities, a political candidate, officer of a public international organization, or officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.

“Purchase Price” has the meaning set forth in Section 2.1 hereof.

“Qualcomm” has the meaning set forth in the Preamble of this Agreement.

“Real Property” has the meaning set forth in Section 3.18(ii) hereof.

“Related Party” means an officer, director or employee of any Group Company or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any of them (each of the foregoing, a “Related Party”).

“Related Party Contract” means a contract between any Group Company and any Related Party.

“Representatives” has the meaning set forth in Section 3.9(ii) hereof.

“SAIC” means the State Administration for Industry and Commerce of the PRC and any of its local branches.

“SAFE” means the State Administration of Foreign Exchange of the PRC and any of its local branches.

“SAFE Rules and Regulations” has the meaning set forth in Section 3.10(ii) hereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Shareholders” has the meaning set forth in the Preamble of this Agreement.

“Series A Preferred Shares” has the meaning set forth in Section 3.2(i) hereof.

“Series B Preferred Shares” has the meaning set forth in Section 3.2(i) hereof.

“Series B-1 Preferred Shares” has the meaning set forth in Section 3.2(i) hereof.

“Series C Preferred Shares” has the meaning set forth in Section 3.2(i) hereof.

“Series D Preferred Shares” has the meaning set forth in Section 3.2(i) hereof.

“Series D-1 Preferred Shares” has the meaning set forth in Section 3.2(i) hereof.

“Settlement Agreement” has the meaning set forth in Section 3.19(iii) hereof.

“Shareholders’ Agreement” means the Fifth Amended and Restated Shareholders’ Agreement to be entered into by and among the parties thereto on or prior to the Initial Closing, in the form attached hereto as Exhibit C.

“Social Insurance” has the meaning set forth in Section 3.20(vii) hereof.

“Statement Date” has the meaning set forth in Section 3.14 hereof.

“Subsequent Closing” has the meaning set forth in Section 2.3(iii) hereof.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns or Controls more than fifty percent (50%) of the issued and outstanding share capital, voting interests or registered capital.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments of any kind whatsoever, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC, all similar liabilities as described in clause (i) above.

“TouchPal HK” has the meaning set forth in the Preamble of this Agreement.

“TouchPal US” has the meaning set forth in the Preamble of this Agreement.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Ancillary Agreements, the exhibits attached to any of the foregoing and each of the agreements and other documents otherwise required in connection with implementing the transactions contemplated by any of the foregoing.

“U.S.” means the United States of America.

“Warrantors” has the meaning set forth in Section 3 hereof.

“WFOE” has the meaning set forth in the Preamble of this Agreement.

“Zhu” has the meaning set forth in the Preamble of this Agreement.

2.                                      Purchase and Sale of Series D-1 Preferred Shares

2.1                               Sale and Issuance of the Series D-1 Preferred Shares. Subject to the terms and conditions of this Agreement, at the Initial Closing, the Investor agrees to subscribe for and purchase, and the Company agrees to issue and sell to the Investor, that number of Series D-1 Preferred Shares set forth opposite the Investor’s name on Schedule III-A attached hereto, with the Investor to pay after the Initial Closing as consideration for such Series D-1 Preferred Shares the aggregate purchase price (the “Purchase Price”) set forth opposite the Investor’s name on Schedule III-A attached hereto.

2.2                               Repurchase of Shares. Subject to the terms and conditions of this Agreement, (i) at the Initial Closing, Qualcomm agrees to sell to the Company, and the Company agrees to repurchase from Qualcomm and cancel that number of shares of the Company (the “Qualcomm Repurchased Shares”) as set forth opposite Qualcomm on Schedule III-B for the repurchase price (the “Qualcomm Repurchase Price”) as set forth opposite Qualcomm on Schedule III-B; (ii) at the Subsequent Closing, each of Founder Holdcos, severally but not jointly, agrees to sell to the Company, and the Company agrees to repurchase from each of the Founder Holdcos and cancel that number of shares of the Company (the “Founder Holdcos Repurchased Shares”, together with Qualcomm Repurchased Shares the “ Repurchased Shares”) as set forth opposite such Founder Holdco on Schedule III-B for the repurchase price (the “Founder Holdcos Repurchase Price”, together with Qualcomm Repurchase Price the “Repurchase Price” ) as set forth opposite such Founder Holdco on Schedule III-B.

2.3                               Closing

(i)                                     Initial Closing. The consummation of the sale and issuance of the Series D-1 Preferred Shares pursuant to Section 2.1 and the repurchase and cancellation of the Qualcomm Repurchased Shares pursuant to Section 2.2(i) (the “Initial Closing”) shall, take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than five (5) business days following the satisfaction or waiver of all of the conditions set forth in Section 6, as confirmed in writing by the Investor and the Company, or at such other place or at such other time or on such other date as the Company and the Investor may mutually agree in writing.

(ii)                                  Initial Closing Deliveries. At the Initial Closing, the Company shall deliver to the Investor (a) a scanned copy of the updated register of members of the Company, certified by the registered office provider of the Company, reflecting the issuance to the

Investor of the Series D-1 Preferred Shares being purchased but unpaid and the repurchase and cancellation of the Qualcomm Repurchased Shares at the Initial Closing, (b) the share certificate or certificates representing the relevant Series D-1 Preferred Shares being purchased but unpaid by the Investor at the Initial Closing, and (c) all Transaction Documents duly executed by relevant Parties.

At the Initial Closing, the Company shall deliver to Qualcomm (a) a scanned copy of the updated register of members of the Company, certified by the registered office provider of the Company, reflecting the issuance to the Investor of the Series D-1 Preferred Shares being purchased but unpaid and the repurchase and cancellation of the Qualcomm Repurchased Shares at the Initial Closing, (b) the share certificate or certificates representing the Series A Preferred Shares held by Qualcomm after the repurchase of Qualcomm Repurchased Shares at the Initial Closing subject to any tax payment or tax withholding obligation under Circular 698 filing and tax filing arrangement under Section 9.9, and (c) all Transaction Documents duly executed by relevant Parties.

At the Initial Closing, Qualcomm shall deliver to the Company the original share certificate(s) representing the Qualcomm Repurchased Shares for cancellation against payment of the Qualcomm Repurchase Price by wire transfer of U.S. funds by the Company to the account otherwise designated by Qualcomm.

At the Initial Closing, the Investor and Qualcomm shall deliver to the Company all Transaction Documents duly executed by the Investor and Qualcomm.

(iii)                               Subsequent Closing. The consummation of the repurchase and cancellation of the Founder Holdcos Repurchased Shares pursuant to Section 2.2(ii) (the “Subsequent Closing”, together with the Initial Closing, the “Closing”) shall take place on or within ten (10) business days after January 20, 2017, or at such other time or on such other date as the Company, the Founder Holdcos and the Investor may mutually agree in writing.

(iv)                              Subsequent Closing Deliveries. At the Subsequent Closing, the Company shall deliver to each of the Founder Holdcos (a) a scanned copy of the updated register of members of the Company, certified by the registered office provider of the Company, reflecting the repurchase and cancellation of the Founder Holdcos Repurchased Shares at the Subsequent Closing, (b) the share certificate or certificates representing the Ordinary Shares held by such Founder Holdcos after the repurchase and cancellation of Founder Holdcos Repurchased Shares at the Subsequent Closing subject to any tax payment or tax withholding obligation under Circular 698 filing and tax filing arrangement under Section 9.9, and (c) all Transaction Documents duly executed by relevant Parties.

At the Subsequent Closing, the Founder Holdcos shall deliver to the Company the original share certificate(s) representing the Founder Holdcos Repurchased Shares for cancellation against payment of the Founder Holdcos Repurchase Price by wire transfer of U.S. funds by the Company to the bank account otherwise designated by such Founder Holdcos.

(v)                                 Payment of Domestic Loan. The Investor shall procure and guarantee that its Affiliate make the payment of the Domestic Loan to the bank account designated by WFOE at or after the Initial Closing pursuant to the terms and subject to the conditions of the Domestic Loan Agreement.

(vi)                              Deferred Arrangement of the Initial Closing Payment. After the Initial Closing but in no event after the later date of (i) the commencement of IPO application as determined by the Board of the Company or (ii) one year after the execution of the Domestic Loan Agreement, the Investor shall make the payment of the Purchase Price in an amount set forth opposite the Investor’s name on Schedule III-A (on the basis that the pre-money valuation of the Company is US$700,000,000) to the Company by remittance of immediately available funds to the following bank account of the Company. All bank charges and related expenses for remittance and receipt of funds shall be borne by the Company.

Account Bank: SILICON VALLEY BANK

Bank Address: 3003 TASMAN DRIVE, SANTA CLARA, CA 95054, USA

Account Name: COOTEK (CAYMAN) INC.

Account No.: 3300886130

Swift Code: SVBKUS6S

If the Investor fails to make the payment of the Purchase Price in accordance with this Section 2.3(vi) or the circumstance under Article 11.2(3) of Domestic Loan Agreement occurs, the Series D-1 Preferred Shares being purchased but unpaid by the Investor shall be forfeited by the Company in accordance with the Memorandum and Articles And subject to the terms and conditions of the Domestic Loan Agreement, the Investor shall provide reasonable efforts and cooperation to complete such forfeiture of the Series D-1 Preferred Shares as requested by the Company.

Further all Parties agree that, the aforesaid deferred arrangement of the payment of the Purchase Price will be subject to the rules and requirements of the relevant stock exchange applicable to the Company, provided that the time of IPO application and listing of the Company will not be delayed due to aforesaid deferred arrangement of the payment of the Purchase Price.

2.4                               Long-Stop Date. If the Initial Closing fails to occur within sixty (60) days from the date hereof or another date as the Company and the Investor may mutually agree in writing (the “Long-Stop Date”), either the Investor (with respect to itself only) or the Company shall have the right (but not the obligation) to terminate this Agreement and the transaction contemplated hereunder. If the Investor or the Company terminates this Agreement pursuant to this Section 2.4, and the purchase of the Series D-1 Preferred Shares and the repurchase and the cancellation of the Repurchased Shares hereunder shall be abandoned, each of the Parties shall be relieved of any and all of its obligations under this Agreement without prejudice to any accrued rights it may have.

3.                                      Representations and Warranties of the Warrantors to the Investor. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule attached to this Agreement as Exhibit D (the “Disclosure Schedule”), each of the Company, HK Subsidiary, the Offshore Subsidiaries, the PRC Subsidiaries, the Founders, the Founder Holdcos, Haiyan’s Holdco and Zhu (collectively, the “Warrantors”, however, Haiyan’s Holdco and Zhu only jointly and severally give the representations and warranties regarding Haiyan’s Holdco or Zhu in Section 3.3, 3.4, 3.6, 3.9, 3.10, 3.11, 3.12, 3.24, 3.25), jointly and severally, represents and warrants to the Investor that each of the statements contained in this Section 3 is true and complete as of the date of this Agreement and the date of the Initial Closing as follows:

3.1                               Organization, Good Standing and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of the PRC Subsidiaries is validly existing and in good standing with its business license and articles of association in full force and effect under, and in compliance with, the Laws of the PRC. Each other Group Company, if any, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each Group Company has all requisite legal and corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted, and is duly qualified to transact business in each jurisdiction it conducts its business. As of the date hereof, the Company was formed solely to acquire and hold the equity interests in the WFOE, and since its formation, has not engaged in any other business and has not incurred any Liability (except for transactions between the Company and other Group Companies).

3.2                               Capitalization and Voting Rights.

(i)                                     Company. (A) As set forth in Schedule VII, immediately after the Initial Closing, the authorized share capital of the Company shall be US$50,000 divided into 5,000,000,000 shares of par value US$0.00001 each comprising of (i) 2,920,061,989 Ordinary Shares of par value US$0.00001 each, of which 1,138,705,583 are issued and outstanding, (ii) 442,174,065 Series A Preferred Shares of par value US$0.00001 each (the “Series A Preferred Shares”), all of which are issued and outstanding, (iii) 553,299,062 Series B Preferred Shares of par value US$0.00001 each (the “Series B Preferred Shares”), all of which are issued and outstanding, (iv) 119,688,525 Series B-1 Preferred Shares (the “Series B-1 Preferred Shares”), all of which are issued and outstanding, and (v) 651,629,045 Series C Preferred Shares of par value US$0.00001 each (the “Series C Preferred Shares”), all of which are issued and outstanding, (vi) 223,478,358 Series D Preferred Shares of par value US$0.00001 each (the “Series D Preferred Shares), all of which are issued and outstanding, (vii) 89,668,956 Series D-1 Preferred Shares of par value US$0.00001 each (the “Series D-1 Preferred Shares”, and together with the Series A Preferred Shares, Series B Preferred Shares, Series B-1 Preferred Shares, Series C Preferred Shares, and Series D Preferred Shares, the “Preferred Shares”), all of which are issued and outstanding. As of the Initial Closing, the Company shall have reserved (a) 226,153,637 Ordinary Shares for issuance to officers, directors, employees, consultants or service providers of the Company pursuant to the 2012 Stock Incentive Plan, which was adopted by the Board of Directors in 2013, or such other equity incentive plans that are approved by the Board, 44,536,997 of which remain available for grant, (b) 442,174,065 Ordinary Shares for issuance upon conversion of the Series A Preferred Shares, (c) 533,299,062 Ordinary Shares for issuance upon conversion of the Series B Preferred Shares, (d) 119,688,525 Ordinary Shares for issuance upon conversion of the Series B-1 Preferred Shares, (e) 651,629,045 Ordinary Shares for issuance upon conversion of the Series C Preferred Shares, (f)223,478,358 Ordinary Shares for issuance upon conversion of the Series D Preferred Shares, and (g) 89,668,956 Ordinary Shares for issuance upon conversion of the Series D-1 Preferred Shares. The rights, privileges and preferences of the Ordinary Shares and Preferred Shares are as set forth in the Memorandum and Articles. Section 3.2(i) of the Disclosure Schedule set forth as of (1) the date hereof, (2) immediately prior to the Initial Closing, and (3) immediately after the Initial Closing, the outstanding and authorized Equity Securities of each Group Company, the record and beneficial holders thereof, the issuance date, and the terms of any vesting applicable thereto.

(B) As set forth in Schedule VII, immediately after the Subsequent Closing, the authorized share capital of the Company shall be US$50,000 divided into 5,000,000,000 shares of par value US$0.00001 each comprising of (i) 2,920,061,989 Ordinary Shares of par value US$0.00001 each, of which 1,124,547,327 are issued and outstanding, (ii) 442,174,065 Series A Preferred Shares of par value US$0.00001 each, all of which are issued and outstanding, (iii) 553,299,062 Series B Preferred Shares of par value US$0.00001 each, all of which are issued and outstanding, (iv) 119,688,525 Series B-1 Preferred Shares, all of which are issued and outstanding, and (v) 651,629,045 Series C Preferred Shares of par value US$0.00001 each , all of which are issued and outstanding, (vi) 223,478,358 Series D Preferred Shares of par value US$0.00001 each, all of which are issued and outstanding, (vii) 89,668,956 Series D-1 Preferred Shares of par value US$0.00001 each, all of which are issued and outstanding.

(ii)                                  No Other Securities. Except as (a) set forth in Section 3.2(i), (b) the conversion privileges of the Preferred Shares and (c) certain rights provided in the Shareholders’ Agreement, there are no and at the Initial Closing there will not be any authorized or outstanding Equity Securities of any Group Company. No Group Company is a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration, redemption, or repurchase of, any Equity Security of such Group Company.

(iii)                               Issuance and Status. All presently outstanding Equity Securities of each Group Company were duly and validly issued (or subscribed for) in compliance with all applicable Laws, preemptive rights of any Person, and applicable Contracts and are fully paid and non-assessable. All share capital of each Group Company is and as of the Initial Closing shall be free of any and all Liens (except for any restrictions on transfer under the Ancillary Agreements or applicable securities Laws). There are no (a) resolutions pending to change the share capital of any Group Company or cause the liquidation, winding up, or dissolution of any Group Company or (b) dividends which have accrued or been declared but are unpaid by any Group Company. The registered capital of each Group Company (if applicable) has been fully paid, and such capital contribution has been duly verified by a certified accountant registered in the PRC or relevant written payment evidence provided by the Group Company (if applicable) or the financial statement provided by the Group Company (if applicable).

(iv)                              Vesting. No Contracts of any Group Company relating to its Equity Securities provides for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. No Group Company has ever adjusted or amended the exercise price of any share options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means.

3.3                               Corporate Structure; Subsidiaries. Exhibit A sets forth a complete structure chart as of the date hereof showing Group Companies, indicating the ownership and Control relationships among all Group Companies, and the Founders, the Founder Holdcos, Zhu, and Haiyan’s Holdco. No Group Company owns or Controls, or has ever owned or Controlled, directly or indirectly, any interest or share in any other Person or is or was a participant in any joint venture, partnership or similar arrangement. No Group Company is obligated to make any investment in or capital contribution in or on behalf of any other Person.

3.4                               Authorization. Each Warrantor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All actions on the part of each Warrantor (and, as applicable, its officers, directors, employees and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of each Warrantor thereunder, and, in the case of the Company, the authorization, issuance (or reservation for issuance), sale and allotment of the Series D-1 Preferred Shares, have been taken or will be taken prior to the Initial Closing. This Agreement has been duly executed and delivered by each Warrantor. This Agreement and each of the Transaction Documents are, or when executed and delivered by such Warrantor will be, valid and legally binding obligations of such Warrantor, enforceable against such Warrantor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5                               Valid Issuance of Securities. The Series D-1 Preferred Shares, when issued, allotted and paid for in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Ancillary Agreements). The Conversion Shares have been reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid and non-assessable, free from any Liens (except for any restrictions on transfer under applicable securities Laws and under the Ancillary Agreements). The issuance of the Series D-1 Preferred Shares is not subject to any preemptive rights, rights of first refusal or similar rights.

3.6                               Approvals. Except for Circular 698 filings, no other Approval with respect to or on the part of any Group Company, any Founder, any Founder Holdco, Haiyan’s Holdco or Zhu is required in connection with its valid execution, delivery, or performance of the transactions contemplated by this Agreement or the Transaction Documents or the offer, sale, issuance or reservation for issuance of the Series D-1 Preferred Shares or the Conversion Shares.

3.7                               Offering. The offer, sale and issuance of the Series D-1 Preferred Shares and the Conversion Shares, as contemplated by the Transaction Documents, are exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any other applicable securities Laws.

3.8                               Permits. Each Group Company has all material franchises, authorizations, approvals, permits, certificates and licenses, including without limitation any special approvals or permits required under applicable Laws (“Permits”) necessary for its respective business and operations as now conducted or planned to be conducted. Each Permit is valid and in full force and effect. No Group Company is in default or violation of any Permit. No Group Company has received any written notice from any Governmental Authority regarding any actual or possible default or violation of any Permit. Each Permit will remain in full force and effect upon the consummation of the transactions contemplated hereby for not less than one (1) year after the Initial Closing. To the Knowledge of the Warrantors, no suspension, cancellation or termination of any such Permits is pending, threatened or imminent.

3.9                               Compliance with Laws and Governmental Orders.

(i)                                     Each Group Company (including the ownership thereof, the operation of its business, and the ownership and use of its assets) has been and is in compliance with all applicable Laws.

(ii)                                  Each Warrantor and each of its respective directors, officers, and employees, and to the Knowledge of each Warrantor, each of its agents and other persons authorized to act on his or its behalf (collectively, “Representatives”), are in compliance with and have complied with all applicable anti-bribery, anti-corruption, anti-money laundering, recordkeeping and internal controls Laws, Office of Foreign Assets Control Guide and Foreign Account Tax Compliance Act and any treaty, convention, understanding or other agreement between or among Governmental Authorities to comply with, facilitate, supplement, implement or otherwise related to the foregoing (collectively, the “Compliance Laws”). Without limiting the foregoing, no Warrantor nor any Representative (to the Knowledge of each Warrantor with respect to its agents and other persons authorized to act on its behalf) has, directly or indirectly, offered, authorized, promised, condoned, participated in, or received notice of any allegation of:

(a)                                 the making of any gift or payment of anything of value to any Public Official by any Person to obtain any improper advantage, affect or influence any act or decision of any such Public Official, or assist any Group Company in obtaining or retaining business for, or with, or directing business to, any Person;

(b)                                 the taking of any action by any Person which (i) would violate the Foreign Corrupt Practices Act of the United States of America (the “FCPA”), as amended, if taken by an entity subject to the FCPA or (ii) could reasonably be expected to constitute a violation of any applicable Compliance Laws; or

(c)                                  the making of any false or fictitious entries in the books or records of any Group Company by any Person.

(iii)                               None of the Founders or Key Employees are or were Public Officials. No Founder or Key Employee has been involved on behalf of a Governmental Authority in decisions as to whether any Group Company or the Investor would be awarded business or that otherwise could benefit any Group Company or the Investor, or in the appointment, promotion, or compensation of persons who will make such decisions. If applicable, no Founder or Key Employee will use their government positions to influence acts or decisions of a Governmental Authority for the benefit of any Group Company or the Investor. No Founder or Key Employee will meet or communicate with Public Officials on behalf of any Group Company or the Investor prior to the completion of the transactions contemplated hereby without advising the Investor in writing in advance of such meeting or communication.

(iv)                              The business of each Group Company as now conducted and proposed to be conducted (including any business proposed to be conducted by entities that are not currently existing as of the Initial Closing) are in compliance with all Laws and regulations that may be applicable, including without limitation all Laws of the PRC with respect to mergers, acquisitions, foreign investment and foreign exchange transactions.

(v)                                 No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a material violation by any Group

Company of, or a failure on the part of such Group Company to comply with, any applicable Law or (b) may give rise to any obligation on the part of a Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(vi)                              No Group Company has received any notice from any Governmental Authority regarding (a) any actual, alleged, possible or potential material violation of, or material failure to comply with, any applicable Law or (b) any actual, alleged, possible or potential material obligation on the part of such Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. To the Knowledge of the Warrantors, the Company is not under investigation with respect to a violation of any applicable Law.

(vii)                           None of the Warrantors and other Group Companies has been subject to any indictment, convicted in any criminal case, subject to government investigation for bribery or found by a court of providing misleading information in any matter.

3.10                        Certain Regulatory Matters.

(i)                                     The Founders, the Founder Holdcos, Haiyan’s Holdco, Zhu, and the Group Companies have obtained any and all Approvals from applicable Governmental Authorities and have fulfilled any and all filings and registration requirements with applicable Governmental Authorities necessary in respect of the Founders, the Founder Holdcos, Haiyan’s Holdco, Zhu and their investment in the Group Companies, and in respect of the Group Companies and their operations, respectively. All filings and registrations with applicable Governmental Authorities required in respect of the Group Companies, the Founder Holdcos, the Founders, Haiyan’s Holdco, and Zhu, including but not limited to the registrations with the Ministry of Commerce (or any predecessors), the Ministry of Information Industry, the SAIC, SAFE, the tax bureau, customs authorities, product registration authorities, health regulatory authorities and the local counterpart of each of such Governmental Authorities, as applicable, have been duly completed in accordance with applicable Law. No Founder, Founder Holdco, or Group Company, and to the Knowledge of each Warrantor, neither Haiyan’s Holdco nor Zhu, has received any letter or notice from any applicable Governmental Authorities notifying it of the revocation of any Approval issued to it or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Founder, any Founder Holdco, Haiyan’s Holdco, Zhu, or Group Company. Each Group Company has been conducting its business activities within the permitted scope of business or is otherwise operating its businesses in full compliance with all relevant Laws and Governmental Orders. No Founder or Group Company has reason to believe that any Approval requisite for the conduct of any part of its business, which is subject to periodic renewal will not be granted or renewed by the relevant Governmental Authorities.

(ii)                                  Each holder or beneficiary owner of Equity Securities of the Company (each, a “Company Security Holder”), who is a “Domestic Resident” as defined in Circular 37 issued by the SAFE on July 4, 2014 (as supplemented by implementing rules and regulations and by any successor rule or regulation under PRC law, including but not limited to any rule or regulation interpreting or setting forth provisions for implementation of any of the foregoing, “Circular 37”) has complied with any applicable reporting and/or registration requirements under Circular 37 and any other applicable SAFE rules and regulations, (collectively, the “SAFE Rules and Regulations”). Neither the Warrantors nor, to the Knowledge of the Warrantors, any of the Company Security Holders has received any oral or written inquiries, notifications, orders or any other forms of official correspondence from SAFE or any of its local branches with respect to any actual or alleged non-compliance with the SAFE Rules and Regulations and the Company and the Company Security Holders have made all oral or written filings, registrations, reporting or any other communications required by SAFE or any of its local branches. The WFOE has obtained all certificates, approvals, permits, licenses, registration receipts and any similar authorization necessary under PRC Laws to conduct foreign exchange transactions (collectively, the “Foreign Exchange Authorization”) as now being conducted by it, and believes it can obtain, without undue burden or expense, any such Foreign Exchange Authorization for the conduct of foreign exchange transactions as planned to be conducted. All existing Foreign Exchange Authorization held by the WFOE is valid and the WFOE is not in default under any of such Foreign Exchange Authorization.

3.11                        Compliance with Other Instruments. No Group Company is in violation, breach or default of its Charter Documents. The execution, delivery and performance by each Group Company, each Founder, each Founder Holdco, Haiyan’s Holdco and Zhu of and compliance with each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, will not result in (i) any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (a) the Charter Documents of any Group Company, (b) any Material Contract, or (c) any applicable Law, (ii) the creation or imposition of any material Lien upon, or with respect to, any of the properties, assets or rights of any Group Company, or (iii) any termination, modification, cancellation, or suspension of any material right of, or any augmentation or acceleration of any material obligation of, any Group Company.

3.12                        Actions and Governmental Orders. There is no Action pending or, to the Knowledge of any Warrantor, threatened against any Group Company or any of the officers, directors or employees of any Group Company with respect to their businesses or proposed business activities, nor is any Warrantor aware of any basis for any of the foregoing, including with respect to any Action involving the prior employment of any of the employees of any Group Company, their use in connection with such Group Company’s business of any information or techniques allegedly proprietary to any of their former employers or their obligations under any agreements with prior employers. There is no Governmental Order in effect and binding on any Group Company or their respective assets or properties. There is no Action by any Group Company pending or which such Person intends to initiate against any third party. No Government Authority has at any time challenged or questioned in writing the legal right of any Group Company to conduct its business as presently being conducted or proposed to be conducted. No Group Company has received any opinion or memorandum or advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to its business.

3.13                        Charter Documents; Books and Records. The Charter Documents of each Group Company are in the form provided to the Investor. Each Group Company has made available to the Investor or its counsel a copy of its minute books. Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by its shareholders and directors since the time of formation through the date hereof and reflects all transactions referred to in such minutes accurately in all material respects. Each Group Company maintains its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice and in compliance with applicable Laws, and which permits its Financial Statements (as defined below) to be prepared in accordance with Applicable Accounting Principles.

3.14                        Financial Statements. The Company has delivered to the Investor true, correct and complete copies of (A) the audited balance sheets, income statements and cash flow statements for each PRC Subsidiary as of and for the twelve-months ended December 31, 2015 (the “Statement Date”), and (B) the unaudited balance sheets, income statements and cash flow statements for each PRC Subsidiaries as of and for the three-month period ending September 30, 2016. The financial statements referred to above are collectively referred herein as the “Financial Statements”. The Financial Statements (i) have been prepared in accordance with the books and records of the Group, (ii) fairly present in all material respects the financial condition and position of the Group as of the dates indicated therein and the results of operations and cash flows of the Group for the periods indicated therein, except in the case of unaudited financial statements for the absence of notes, and (iii) were prepared in accordance with the Applicable Accounting Principles applied on a consistent basis throughout the periods involved. All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business, net of any reserves shown on the Financial Statements (which reserves are adequate and were calculated on a basis consistent with the Applicable Accounting Principles), and no further goods or services are required to be provided in order to complete the sales and to entitle the applicable Group Company to collect in full. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any accounts receivable of the Group Companies to the Knowledge of the Warrantors.

3.15                        Changes. Since the Statement Date, the Group has operated its business in the ordinary course consistent with its past practice, there has not been any Material Adverse Effect or any material change in the way the Group conducts its business, no Group Company has entered into any transaction outside of the ordinary course of business consistent with its past practice, and there has not been by or with respect to any Group Company:

(i)                                     any purchase, acquisition, sale, lease, disposal of or other transfer of any assets that are individually or in the aggregate material to its business, whether tangible or intangible, other than the purchase or sale of inventory in the ordinary course of business consistent with its past practice, or any acquisition (by merger, consolidation or other combination, or acquisition of stock or assets, or otherwise) of any business or other Person or division thereof;

(ii)                                  any waiver, termination, settlement or compromise of a valuable right or of a debt;

(iii)                               any incurrence, creation, assumption, repayment, satisfaction, or discharge of (1) any material Lien (other than Permitted Liens) or (2) any indebtedness or guarantee, or the making of any loan or advance (other than reasonable and normal advances to employees for bona fide expenses that are incurred in the ordinary course of business consistent with its past practice), or the making of any investment or capital contribution;

(iv)                              any amendment to any Material Contract, any entering into of any new Material Contract, or any termination of any Contract that would have been a Material

Contract if in effect on the date hereof, or any amendment to any Charter Document, or any amendment to or waiver under any Charter Document;

(v)                                 any declaration, setting aside or payment or other distribution in respect of any Equity Securities, or any direct or indirect redemption, purchase or other acquisition of any Equity Securities;

(vi)                              any damage, destruction or loss, whether or not covered by insurance, adversely affecting the assets, properties, financial condition, operations or business of any Group Company;

(vii)                           any material change in accounting methods or practices or any revaluation of any of its assets;

(viii)                        except in the ordinary course of business consistent with its past practice, settlement of any claim or assessment in respect of any material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes, entry or change of any material Tax election, change of any method of accounting resulting in a material amount of additional Tax or filing of any material amended Tax Return;

(ix)                              any material change in any compensation arrangement or agreement with any employee, officer, director, or shareholder;

(x)                                 any resignation or termination of employment of any senior manager (i.e., the chief executive officer, the chief financial officer, the chief technology officer, the president, the general manager or any other manager with the title of “vice-president” or higher, similarly hereafter) or Key Employee of any Group Company;

(xi)                              any sale, assignment or transfer of any Company Intellectual Property that could reasonably be expected to result in a Material Adverse Effect;

(xii)                           receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(xiii)                        to the Warrantors’ Knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could be reasonably be expected to result in a Material Adverse Effect;

(xiv)                       any commencement or settlement of any Action; or

(xv)                          any agreement or commitment to do any of the things described in this Section 3.15 except pursuant to this Agreement or the Ancillary Agreements.

3.16                        Liabilities. No Group Company has any Liabilities except for (i) liabilities set forth in the Financial Statements that have not been satisfied since the Statement Date, and (ii) current liabilities incurred since the Statement Date in the ordinary course of the Group’s business consistent with its past practices.

3.17                        Material Contracts. A true, fully-executed copy of each Material Contract has been delivered to the Investor. Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Governmental Order, and is in full force and effect, and such Group Company has duly performed all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by such Group Company or, to the Knowledge of the Warrantors, any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given notice (whether or not written) that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any notice (whether written or not) that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract. For the purpose of this Agreement, the term “Material Contract” means any Contract to which a Group Company is bound that (a) involves obligations (contingent or otherwise) or payments in excess of US$200,000 individually or in the aggregate, (b) involves Intellectual Property that is material to a Group Company (other than generally-available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms) other than the business contracts of any Group Company in the ordinary course of business which involves any kind of Intellectual Property, (c) restricts the ability of a Group Company to compete or to conduct or engage in any business or activity or in any territory, (d) relates to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any Equity Securities, (e) involves any provisions providing exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights, or grants a power of attorney, agency or similar authority, (f) is with an officer, director, shareholder or Affiliate, (g) involves indebtedness, an extension of credit, a guaranty or assumption of any obligation, or the grant of a Lien, (h) involves the lease, license, sale, use, disposition or acquisition of a material amount of assets or of a business, (i) involves the waiver, compromise, or settlement of any material dispute, claim, litigation or arbitration, (j) involves the ownership or lease of, title to, use of, or any leasehold or other interest in, any real or personal property (except for personal property leases involving payments of less than US$25,000 per annum), (k) involves the establishment, contribution to, or operation of a partnership, joint venture or involving a sharing of profits or losses, or any investment in, loan to or acquisition or sale of the securities, equity interests or assets of any Person, (l) is with any Key Employee, (m) is between a Group Company and another Group Company, (n) is with a Governmental Authority or state-owned enterprise, (o) is a Control Document or (p) is otherwise material to a Group Company. A true and correct list of the Material Contracts is set forth in Schedule 3.17 of the Disclosure Schedule.

3.18                        Title; Properties.

(i)                                     Title. The Group Companies have good and valid title to, or a valid leasehold interest in, all of their assets, whether real, personal or mixed, purported to be owned by them (including but not limited to all such assets reflected in the Financial Statements), free and clear of any Liens, other than Permitted Liens. The foregoing assets collectively represent in all material respects all assets, rights and properties necessary for the conduct of the business of the Group in the manner conducted during the periods covered by the Financial Statements. Except for leased items, no Person other than a Group Company owns any interest in any such assets. All leases of real or personal property to which a Group Company is a party are fully effective and afford the Group Company valid leasehold possession of the real or personal property that is the subject of the lease.

(ii)                                  Real Property. No Group Company owns any real property or has any easements, licenses, rights of way, or other interests in or to real property (“Real Property”). All leasehold properties of the Group are held under valid, binding and enforceable leases of a Group Company. To the Knowledge of the Warrantors, all structures, improvements and appurtenances on the Real Property lie wholly within the boundaries of such Real Property and do not encroach upon the property of, or otherwise conflict with the property rights of, any adjoining property owner. To the Knowledge of the Warrantors, all structures and improvements on the Real Properties, and appurtenances thereto, and the roof, walls and other structural components which are part thereof, and the heating, air conditioning, plumbing and other mechanical facilities thereof, are in good condition and repair in all material respects (reasonable wear and tear excepted) and without structural defects. There are no facilities, services, assets or properties shared with any other Person, which is not a Group Company, which are used in connection with the business of the Group.

(iii)                               Personal Property. All machinery, vehicles, equipment and other tangible personal property owned or leased by a Group Company are (a) in good condition and repair in all material respects (reasonable wear and tear excepted) and (b) not obsolete or in need in any material respect of renewal or replacement, except for renewal or replacement in the ordinary course of business.

3.19                        Intellectual Property Rights.

(i)                                     Company Intellectual Property. The Group owns, has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, or otherwise has the licenses to use all Intellectual Property (“Company Intellectual Property”) (including Company Owned IP and Licensed IP, each as defined below) necessary and sufficient to conduct its business and any business as proposed to be conducted by the Group without any conflict with or infringement of the rights of any other Person. Section 3.19(i)(A) of the Disclosure Schedule sets forth a complete list of all patents, trademarks, service marks, trade names, domain names, copyrights and other forms of Intellectual Property (“Company Registered IP”) for which registrations have been obtained throughout the world (and all extensions or reissues of, any of the foregoing throughout the world) that are owned by, or registered or applied for in the name of, any Group Company. In addition to the Company Registered IP, all Intellectual Property owned by any Group Company but not covered under Company Registered IP together with the Company Registered IP are hereby referred to as the “Company Owned IP”. Section 3.19(i)(B) of the Disclosure Schedule sets forth a complete list of all Intellectual Property used by any Group Company through license from third parties (other than generally available “off-the-shelf” shrink-wrap software licenses obtained by the Group on non-exclusive and non-negotiated terms) (“Licensed IP”).

(ii)                                  IP Ownership. All of Company Registered IP are owned by, registered or applied for solely in the name of a Group Company, are valid and subsisting and have not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. No Group Company or any of its employees, officers or directors has taken any actions or failed to take any actions that would cause any of Company Intellectual Property to be invalid, unenforceable or not subsisting. No funding or facilities of a Governmental Authority or a university, college, other educational institution or research center was used in the development of any Company Intellectual Property. No Company Owned IP is the subject of any security interest, Lien, license or other Contract granting rights therein to any other Person. No Group Company has (a) transferred or assigned, (b) granted a license to, or (c) provided to any Person any Company Owned IP material to its business as now conducted and as proposed to be conducted, to any Person. No Group Company is or has been a member or promoter of, or contributor to, any industry standards bodies, patent pooling organizations or similar organizations that could require or obligate a Group Company to grant or offer to any Person any license or right to any Company Owned IP. No Company Owned IP is subject to any proceeding or outstanding Government Order or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof, or any Group Company’s products or services, by the Company or may affect the validity, use or enforceability of such Company Owned IP. Each of the Founders and Key Employees has assigned and transferred to the Company or the WFOE any and all of his Intellectual Property related to the business currently conducted or proposed to be conducted by any Group Company.

(iii)                               Infringement, Misappropriation and Claims. No Group Company has violated, infringed or misappropriated in any material respect any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the Knowledge of the Warrantors, no Person has violated, infringed or misappropriated any Company Intellectual Property, and no Group Company has given any written notice to any other Person alleging any of the foregoing. No Group Company has agreed to indemnify any Person for any infringement, violation or misappropriation of any Intellectual Property. Each of (A) the legal proceeding commenced by Nuance Communications, Inc. and certain of its subsidiaries (collectively, “Nuance”) against the Company and certain of its subsidiaries in the United States District Court for the District of Delaware entitled Nuance Communications, Inc., et al. v. Shanghai Han Xiang (CooTek) Information Technology Co., Ltd., Civil Action No. 13-095, (B) the complaint filed by Nuance in the United States International Trade Commission entitled In the Matter of Certain Mobile Handset Devices and Related Touch Keyboard Software, Inv. No. 337-TA-864, and (C) the legal proceeding commenced by Han Xiang in the Shanghai First Intermediate People’s Court entitled Shanghai Han Xiang (CooTek) Information Technology Co., Ltd. v. Nuance Communications, Inc. et al., No.(2013) Hu Yi Zhong Min Wu (Zhi) Chuzi 98 has been (i) completely and irrevocably terminated by the relevant parties with the approval by the relevant tribunals and (ii) fully settled among the relevant parties in accordance with the Settlement Agreement entered thereby on October 21, 2013 (the “Settlement Agreement”). The Settlement Agreement is effective and binding upon all the parties thereto. The Company has duly performed all its obligations under the Settlement Agreement, including having made all payments due from the Company under the Settlement Agreement. The Company has not breached any undertaking or commitment it made under the Settlement Agreement. Other than restrictions on the Company’s TouchPal products that are older than the V5.5 and V5.6 series, there is no restriction of any sort on the sale or delivery of any of the Company’s products in the United States or any other jurisdiction under the Settlement Agreement.

(iv)                              Assignments and Prior IP. All employees, contractors, agents and consultants of a Group Company who are or were involved in the creation of any Intellectual Property for such Group Company have executed an assignment of inventions agreement that vests in the Group Company exclusive ownership of all right, title and interest in and to such Intellectual Property, to the extent not already provided by Law. To the Knowledge of the Warrantors, it will not be necessary to utilize any inventions, trade secrets or proprietary information or other Intellectual Property of any of its employees or of any other Person (whether a former employee of a Group Company or otherwise), except for inventions, trade secrets or proprietary information that have been properly assigned to and are exclusively owned by a Group Company. To the Knowledge of the Warrantors, none of the officers, employees and consultants currently or previously employed or otherwise engaged by any Group Company is in violation of any current or prior confidentiality, non-competition or non-solicitation obligations to any Group Company or to any other Persons, including former employers. None of the Key Employees of any Group Company is obligated under any Contract, or subject to any Governmental Order, that would interfere with the use of his or her best efforts to promote the interests of the Group or that would conflict with the business of the Group as presently conducted.

(v)                                 Protection of IP. The Group has taken any and all reasonable and appropriate steps to register, protect, maintain and safeguard the Company Intellectual Property and has had executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing. Without limiting the foregoing, all current and former officers, employees, consultants and independent contractors of the Group and all suppliers, customers, distributors, and other third parties having access to any trade secret or proprietary information of any Group Company, its customers or business partners have executed and delivered to such Group Company an agreement requiring the protection of such trade secret or proprietary information.

3.20                        Labor and Employment Matters.

(i)                                     Key Employees. Schedule V enumerates each Key Employee of each Group Company, along with each such individual’s title, department, employment start date and PRC ID card number. Each Key Employee is currently devoting all of his or her business time to the conduct of the business of the Group. No Key Employee has given any notice of an intent to resign, and no Group Company has any intention of terminating the employment of any Key Employee. To the Knowledge of the Warrantors, no Key Employee of any Group Company is obligated under, or in material violation of any term of, any Contract or any Governmental Order relating to the right of any such individual to be employed by, or to contract with, such Group Company. No Group Company has received any notice alleging that any such violation has occurred.

(ii)                                  Interference with Group’s Interest. To the Warrantors’ Knowledge, no employee of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Company’s business by the employees of the Group Companies, nor the conduct of the business as now conducted and as presently proposed to be conducted, will, to the Warrantors’ knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

(iii)                               Equity Awards. The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the Company’s board minutes.

(iv)                              Former Employees. Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(v)                                 Benefit Plans. Section 3.20(v) of the Disclosure Schedule sets forth each and every employee benefit plan maintained, established or sponsored by any Group Company, or in which any Group Company participates in or contributes to in any jurisdiction, including without limitation, the PRC (the “Employee Benefit Plans”). There is no other pension, retirement, profit-sharing, deferred compensation, bonus, incentive or other employee benefit program, arrangement, agreement or understanding to which any Group Company contributes, is bound, or under which any employees or former employees (or their beneficiaries) are eligible to participate or derive a benefit. Each Group Company has made all required contributions under all the Employee Benefit Plans including without limitation all contributions required to be made under the PRC social insurance and housing schemes, and has complied in any respect with all applicable laws of any jurisdiction, in relation to the Employee Benefit Plans.

(vi)                              Employees’ Compliance. To the Warrantors’ knowledge, none of the Key Employees or directors of any Group Company during the previous four (4) years, has been (a) subject to voluntary or involuntary petition under any applicable bankruptcy laws or any provincial insolvency laws or the appointment of manager, a receiver or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any relevant regulatory organization to have violated any applicable securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

(vii)                           Actions; Compliance. No Group Company is a party to any collective bargaining agreements or other Contract with any union or guild, and there are no labor unions, works council or other organizations representing any employee of any Group Company. No employee of the Group Companies is owed any back wages or other compensation for services rendered (except for the current pay period or as otherwise set forth on the Financial Statements). There is no, and there has not been in the last three (3) years, any Action relating to the violation or alleged violation of any Law by any Group Company pertaining to labor relations or employment matters, including any charge or complaint filed by an employee with any Governmental Authority or any Group Company. Each Group Company has complied in any respect with all Laws relating to employment, wages, hours, overtime, working conditions, benefits, retirement, termination, Taxes, and health and safety. Each Group Company is in compliance with each Law relating to its provision of any form of social insurance (“Social Insurance”), and has paid, or made provision for the payment of, all Social Insurance contributions required under applicable Law. There has not been, and there is not now any pending or, to the Knowledge of the Warrantors, threatened strike, union organization activity, lockout, slowdown, picketing, or work stoppage with respect to the employees of any Group Company or any unfair labor practice charge against any Group Company. There is no pending internal investigation related to any employee or consultant of any Group Company.

3.21                        Insurance. Each Group Company has in full force and effect fire, casualty and other insurance policies, with extended coverage, sufficient in amount (subject to reasonable deductibles) to allow it to reasonably replace any of its properties and material assets that might be damaged or destroyed and in amounts customary for companies similarly situated. The Company has delivered true, correct and complete copies of the insurance policies maintained by each Group Company as well as all material claims made thereunder in the past three years. There is no material claim pending thereunder as to which coverage has been questioned, denied or disputed. All premiums due and payable under all such policies and bonds have been timely paid, and each Group Company is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds are in full force and effect.

3.22                        Tax Matters.

(i)                                     Each Group Company (a) has timely filed all Tax Returns that are required to have been filed by it with any Governmental Authority, (b) has timely paid all Taxes owed by it which are due and payable (whether or not shown on any Tax Return) and withheld and remitted to the appropriate Governmental Authority all Taxes which it is obligated to withhold and remit from amounts owing to any employee, creditor, customer or third party, and (c) has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than, in the case of clauses (a) and (b), unpaid Taxes that are in contest with Tax authorities by Group Company in good faith or nonmaterial in amount.

(ii)                                  Each Tax Return referred to in paragraph (i) above was properly prepared in compliance with applicable Law and was (and will be) true, correct and complete. None of such Tax Returns contains a statement that is false or misleading or omits any matter that is required to be included or without which the statement would be false or misleading. No reporting position was taken on any such Tax Return which has not been disclosed to the appropriate Tax authority or in such Tax Return, as may be required by Law. All records relating to such Tax Returns or to the preparation thereof required by applicable Law to be maintained by applicable Group Company have been duly maintained. No written claim has been made by a Government Authority in a jurisdiction where the Group does not file Tax Returns that any Group Company is or may be subject to taxation by that jurisdiction.

(iii)                               The assessment of any additional Taxes with respect to the applicable Group Company for periods for which Tax Returns have been filed is not expected to exceed the recorded Liability therefor in the most recent balance sheet in the Financial Statements (as defined below), and there are unresolved questions or claims concerning any Tax Liability of any Group Company. Since the Statement Date (as defined below), no Group Company has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice. Each Group Company has set up adequate reserves for the payment of all Taxes not yet due and payable that adequately covers all taxable periods ending prior to the Initial Closing. There is no pending dispute with, or notice from, any Tax authority relating to any of the Tax Returns filed by any Group Company, and to the Knowledge of the applicable Group Company and each of the Warrantors, there is no proposed Liability for a deficiency in any Tax to be imposed upon the properties or assets of any Group Company.

(iv)                              No Group Company has been the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes that has not been resolved or is currently the subject of any examination or investigation by any Tax authority relating to the conduct of its business or the payment or withholding of Taxes. Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts due or owning to any employee, independent contractor, creditor, stockholder or other third party. No Group Company is responsible for the Taxes of any other Person by reason of contract, successor liability or otherwise. None of the Group Companies have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment, deficiency, or has made any request in writing for such extension or waiver.

3.23                        Related Party Transactions. Except for the Transaction Documents, the Control Documents and employment and confidentiality agreements, there are no Related Party Contracts nor is there currently any proposed Related Party Contract. Each Related Party Contract is on terms and conditions as favorable to the applicable Group Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party. Except as otherwise disclosed in Section 3.23 of the Disclosure Schedule, no Related Party has any direct or indirect ownership interest in any Person (other than a Group Company) with which a Group Company is affiliated or with which a Group Company has a business relationship, or any Person (other than a Group Company) that competes with any Group Company (except that a Related Party may have a passive investment of less than 3% of the stock of any publicly traded company that engages in the foregoing). No Related Party has any interest, either directly or indirectly, in (i) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services or (ii) any Contract to which a Group Company is a party or by which it may be bound or affected. None of the Group Companies is indebted, directly or indirectly, to any Related Party, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees of such Group Company.

3.24                        No Brokers. No Warrantor has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents, and none of them has incurred any Liability for any brokerage fees, agents’ fees, commissions or finders’ fees in connection with any of the Transaction Documents or the consummation of the transactions contemplated therein.

3.25                        Disclosure. The Company has provided the Investor with all the information regarding the Group Companies requested by the Investor for deciding whether to purchase the Series D-1 Preferred Shares. No representation or warranty of the Warrantors contained in this Agreement or any certificate furnished or to be furnished to the Investor at the Initial Closing under this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement or the Disclosure Schedule, to the Knowledge of the Warrantors, there is no fact that the Company has not disclosed to the Investor in writing and of which any of its officers, directors or executive employees has knowledge and that has had or would reasonably be expected to have an adverse effect upon the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of any Group Company.

3.26                        Environmental and Safety Laws. To the Knowledge of the Warrantors, no Group Company is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, except where such failure would not have a Material Adverse Effect on such Group Company’s business or properties, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

3.27                        Minutes Book. The minutes books of each Group Company since formation of such Group Company contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

3.28                        Manufacturing, Marketing, and Development Rights. No Group Company has granted rights to manufacture, produce, assemble, license, market, or sell its respective products or services to any other person and is not bound by any agreement that affects any Group Company’s exclusive rights to develop, manufacture, assemble, distribute, market or sell its respective products or services.

3.29                        Business Plan and Budget. The Company has delivered to the Investor on or before the date of this Agreement a business plan and budget for 2016 (the “Business Plan”). Such Business Plan was prepared in good faith based upon assumptions and projections which the Company and the Founders believe are reasonable and not misleading.

3.30                        Entire Business. There are no facilities, services, assets or properties shared with any entity other than the Group Company, which are used in connection with the business of the Domestic Companies.

3.31                        Confidential Information and Invention Assignment Agreements. Each current and former employee, director, consultant, and officer of the Company or any Group Company has executed an agreement with the Company or such Group Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the Investor (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. The Company and any Group Company are not aware that any of the Key Employees is in violation thereof.

3.32                        Technology Exportation Law. None of the technologies of the software products developed and sold by the Domestic Companies falls within the scope of the technologies whose exportation is prohibited or restricted by the amended Catalogue of Technologies Prohibited or Restricted from Export ( 《中国禁止出口或限制出口技术目录（修订版）》 ).

3.33                        Control Documents.

(i)                                     The Control Documents enable the Company to consolidate the financial statements with the Domestic Companies. Each party to the Control Documents has the legal right, power and authority (corporate and other) to enter into and perform its obligations under each Control Document to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance of, and has authorized, executed and delivered, each Control Document to which it is a party.

(ii)                                  Each executed Control Document constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief or other remedies in the nature of equitable remedies.

(iii)                               Each Control Document is in proper legal form under applicable Law of the PRC for the enforcement thereof against each of the parties thereto in the PRC without further action by any of them except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iv)                              The execution and delivery by each party named in each Control Document, and the performance by such party of its obligations thereunder and the consummation by it of the transactions contemplated therein shall not (a) result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of its corporate documents as in effect at the date hereof, any applicable Law, or any contract to which a member of the Group Companies is a party or by which a member of the Group Companies is bound, (b) accelerate, or constitute an event entitling any Person to accelerate, the maturity of any indebtedness or other liability of any member of the Group Companies or to increase the rate of interest presently in effect with respect to any indebtedness of any member of the Group Companies, or (c) result in the creation of any lien upon any of the properties or assets of any member of the Group Companies.

(v)                                 All consents required in connection with the Control Documents have been made or unconditionally obtained in writing, and no such consent has been withdrawn or is subject to any condition precedent, which has not been fulfilled or performed.

(vi)                              Each Control Document is in full force and effect and no party to any Control Document is in breach or default in the performance or observance of any of the terms or provisions of such Control Document. None of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and no such termination or non-renewal has been threatened by any of the parties thereto.

3.34                        Litigation. There are no actions, suits, proceedings or investigations pending against any of the Group or its properties (nor has any of the Group received written notice of any threat thereof nor does any of the Group have any knowledge of any such threat) before any court or governmental agency. The foregoing includes, without limitation, actions pending or threatened in writing (or other threat of which any of the Group has knowledge) involving the prior employment of any of the Group’s employees, directors and officers, their use in connection with the Group’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. None of the Group is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by any of the Group currently pending or which the Group intends to initiate.

3.35                        Liquidation. For each of the Group, there is (a) no meeting has been convened and no order, petition or resolution has been passed for the winding-up, amalgamation, reconstruction, reorganization, administration, dissolution, liquidation, merger or consolidation or analogous procedure of any of the Group; (b) no notice of appointment in respect of any of the Group of any receiver, administrator, trustee, custodian or other similar officer has been served and (c) no entering into any letter of intent, memorandum of understanding or other similar document (i) with any representative of any corporation or corporations regarding the merger of the Company with or into any such corporation or corporations, (ii) with any representative of any corporation, partnership, association or other business entity or any individual regarding the sale, conveyance or disposition of all or substantially all of the assets of the Group or a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company would be disposed of, or (iii) regarding any other form of liquidation, dissolution or winding up of the Group.

3.36                        Representations, Warranties, and Covenants of and Relating to the Founders.

(i)                                     Each of the Founders have the capacity for civil rights and capacity for civil conduct according to the applicable Laws as of the date hereof.

(ii)                                  There is no action, suit, proceeding, claim, arbitration or investigation pending against the Founders in connection with his involvement with any member of the Group Companies. None of the Founders is a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality and there is no action, suit, proceeding, claim, arbitration or investigation which any of the Founders intends to initiate in connection with his involvement with any member of the Group Companies.

(iii)                               Each of the Founders is not bankrupt for the purpose of the Bankruptcy Ordinance (Chapter 6 of The Laws of Hong Kong) or any equivalent or similar legislation or regulations in in other jurisdictions. Each of the Founders has not taken any action nor have any steps been taken or legal proceedings been started or, threatened against him for his bankruptcy or for the appointment of a guardian, trustee, nominee or similar officer of him or of any or all of his assets or revenues.

(iv)                              Each of the Founders is not in default under any law, regulation, judgment, order, authorisation, agreement or obligation applicable to him or his assets or revenues, the consequences of which default could materially and adversely affect his financial condition or his ability to perform his obligations under the Transaction Documents and no event of default or prospective event of default has occurred.

(v)                                 Each of the Founders is of full age and is not mentally incapacitated for the purpose of the Mental Health Ordinance (Chapter 136 of The Laws of Hong Kong), and fully understands the content of this Agreement and other the Transaction Documents to which he is a party.

4.                                      Representations and Warranties of the Investor to the Company. The Investor hereby represents and warrants to the Company that each of the statements contained in this Section 4 is true and complete as of the date of this Agreement and the date of the Initial Closing as follows:

4.1                               Status. The Investor is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation.

4.2                               Authorization. The Investor has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to carry out and perform its obligations thereunder. All action on the part of the Investor (and, as applicable, its officers, directors and shareholders) necessary for the authorization, execution and delivery of the Transaction Documents to which it is a party, and the performance of all obligations of the Investor thereunder, has been taken or will be taken prior to the Initial Closing. This Agreement has been duly executed and delivered by the Investor. This Agreement and each of the Transaction Documents are, or when executed and delivered by the Investor will be, valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3                               Financing. The Investor will be able to use corresponding sufficient and its own funds to perform its relevant obligations under this Agreement and to consummate the transactions contemplated hereunder, including payment in full of the Purchase Price.

5.                                      Representations, Warranties, and Covenants of and Relating to Repurchase of Repurchased Shares.

5.1                               Representations, Warranties, and Covenants of and Relating to the Selling Shareholders. Each Selling Shareholder hereby, severally and not jointly, represents and warrants to the Company that each of the statements contained in this Section 5.1 is true and complete as of the date of this Agreement and the date of the Initial Closing for Qualcomm and as of the Subsequent Closing for Founder Holdcos as follows:

(i)                                     Such Selling Shareholder is duly incorporated and validly existing and in good standing under the applicable laws of the jurisdiction of its incorporation or formation.

(ii)                                  Such Selling Shareholder has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by such Selling Shareholder of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated herein and therein have been duly authorized by all necessary action of such Selling Shareholder.

(iii)                               Immediately prior to the Initial Closing for Qualcomm and to the Subsequent Closing for Founder Holdcos, such Selling Shareholder is the sole legal and beneficial owner of, and holds good and valid title to, its Repurchased Shares, free from any encumbrances.

(iv)                              The Repurchased Shares held by such Selling Shareholder has been duly and validly issued, fully paid and non-assessable.

(v)                                 There is no action, suit, proceeding, claim, arbitration or investigation pending against such Selling Shareholder in connection with its holding of the Repurchased

Shares. Such Selling Shareholder is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality relating to its Repurchased Shares and there is no action, suit, proceeding, claim, arbitration or investigation which any of the Selling Shareholders intends to initiate in connection with its involvement with any member of the Group Companies.

(vi)                              Such Selling Shareholder is not bankrupt for the purpose of the Bankruptcy Ordinance (Chapter 6 of The Laws of Hong Kong) or any equivalent or similar legislation or regulations in in other jurisdictions. Such Selling Shareholder has not taken any action nor have any steps been taken or legal proceedings been started or, threatened against it for its bankruptcy or for the appointment of a guardian, trustee, nominee or similar officer of it or of any or all of its assets or revenues.

(vii)                           Such Selling Shareholder is not in default under any law, regulation, judgment, order, authorisation, agreement or obligation applicable to its assets or revenues, the consequences of which default could materially and adversely affect its financial condition or its ability to perform its obligations under the Transaction Documents and no event of default or prospective event of default has occurred.

(viii)                        Such Selling Shareholders fully understands the content of this Agreement and other the Transaction Documents to which it is a party.

5.2                               Representations, Warranties, and Covenants of and Relating to the Company. The Company hereby represents and warrants to each Selling Shareholders that each of the statements contained in this Section 5.2 is true and complete as of the date of this Agreement and the date of the Initial Closing for Qualcomm and of the Subsequent Closing for Founder Holdcos as follows:

(i)                                     The Company has the power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated herein and therein have been duly authorized by all necessary action of the Company.

(ii)                                  The Company fully understands the content of this Agreement and other the Transaction Documents to which it is a party.

(iii)                               The Company shall use its own funds sufficient to perform its relevant obligations under this Agreement and to consummate the transactions contemplated hereunder, including payment in full of the Qualcomm Repurchase Price at the Initial closing and the Founder Holdcos Repurchase Price at the Subsequent Closing.

6.                                      Conditions of the Investor’ Obligations at the Initial Closing. The obligations of the Investor to consummate the Initial Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Investor, are subject to the fulfillment on or before the Initial Closing of each of the following conditions:

6.1                               Representations and Warranties. Except as set forth in the Disclosure Schedule, each of the representations and warranties of the Warrantors contained in Section 3 shall be true, correct, complete and not misleading when made and shall be true, correct, complete and not misleading on and as of the Initial Closing with the same effect as though such representations and warranties had been made on and as of the date of the Initial Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true, correct and complete as of such particular date.

6.2                               Performance. Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in the Transaction Documents that are required to be performed or complied with by them, on or before the Initial Closing.

6.3                               Authorizations. All Approvals of any competent Governmental Authority or of any other Person that are required to be obtained by any Warrantor in connection with the consummation of the transactions contemplated by the Transaction Documents (including, but not limited to, those related to the lawful issuance and sale of the Series D-1 Preferred Shares, those related to the repurchase and the cancellation of the Repurchase Shares, the authorization and reservation of the Conversion Shares) (including without limitation any waivers of rights of first refusal, preemptive rights, put or call rights, or other rights triggered by the Transaction Documents, if any) shall have been duly obtained and effective as of the Initial Closing.

6.4                               Proceedings and Documents. All corporate and other proceedings in connection with the transactions to be completed at the Initial Closing and all documents incident thereto, including without limitation written approval from all of the then current holders of equity interests of each Group Company, as applicable, with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, shall have been completed in form and substance satisfactory to the Investor, and the Investor shall have received all such counterpart original or other copies of such documents as it may reasonably request.

6.5                               Memorandum and Articles. The Memorandum and Articles shall have been duly adopted by all necessary action of the members of the Company, and such adoption shall have become effective upon the Initial Closing with no alternation or amendment.

6.6                               Closing Certificate. (A) The chief executive officer of the Company, and (B) each of the Founders and the Founder Holdcos, shall have executed and delivered to the Investor at the Initial Closing separate certificates dated as of the Initial Closing (i) stating that the representations and warranties of the Warrantors contained in Section 3 are true, correct, and complete; (ii) stating that the conditions specified in this Section 6 have been fulfilled as of the Initial Closing; (iii) attaching thereto copies of all resolutions approved by the shareholders and boards of directors of the parties to the Transaction Documents (other than the individuals and the Investor) related to the transactions contemplated hereby; and (iv) attaching thereto copies of the Certificate of Good Standing and the Certificate of Incumbency with respect to the Company from the applicable authority(ies) in the Cayman Islands dated no earlier than ten (10) Business Days prior to the Initial Closing.

6.7                               Ancillary Agreements. Each of the parties to the Shareholders’ Agreement and all other Ancillary Agreements (other than the Investor) shall have been executed and delivered such agreements to the Investor.

6.8                               Opinions of Counsel. The Investor shall have received:

(i)                                     from Han Kun Law Offices, PRC counsel for the Company, an opinion, addressed to the Investor, dated as of the Initial Closing, in customary form and substance satisfactory to the Investor;

(ii)                                  from Travers Thorp Alberga, Cayman Islands counsel for the Company, an opinion, addressed to the Investor, dated as of the Initial Closing, relating to the transactions contemplated by this Agreement, in customary form and substance satisfactory to the Investor.

6.9                               Due Diligence. Legal, financial and operational due diligence shall all be completed to the satisfaction of the Investor.

6.10                        Internal Approval. The necessary internal approvals, including without limitation to the approval of the investment committee of the Investor, have been duly obtained by the Investor.

6.11                        No Material Adverse Effect. There shall not have occurred an event which would give rise to a Material Adverse Effect since the date hereof.

7.                                      Conditions of Qualcomm’s Obligations at Initial Closing. The obligations of Qualcomm to consummate the Initial Closing under Section 2 of this Agreement, unless otherwise waived in writing by Qualcomm, are subject to the fulfillment on or before the Initial Closing of each of the following conditions:

7.1                               Representations and Warranties. The representations and warranties of the Company contained in Section 5.2 shall be true and complete when made and shall be true and complete on and as of the Initial Closing with the same effect as though such representations and warranties had been made on and as of the date of the Initial Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

7.2                               Closing Certificate. (A) The chief executive officer of the Company, and (B) each of the Founders and the Founder Holdcos, shall have executed and delivered to Qualcomm at the Initial Closing separate certificates dated as of the Initial Closing (i) stating that the representations and warranties of the Warrantors contained in Section 3 are true, correct, and complete; (ii) stating that the conditions specified in this Section 6 have been fulfilled as of the Initial Closing; (iii) attaching thereto copies of all resolutions approved by the shareholders and boards of directors of the parties to the Transaction Documents (other than the individuals, Qualcomm and the Investor) related to the transactions contemplated hereby; and (iv) attaching thereto copies of the Certificate of Good Standing and the Certificate of Incumbency with respect to the Company from the applicable authority(ies) in the Cayman Islands dated no earlier than ten (10) Business Days prior to the Initial Closing.

7.3                               Transaction Documents. The Company shall have executed the Transaction Documents to which it is a party and delivered the same to the other parties thereto.

8.                                      Conditions of the Company’s Obligations at Initial Closing. The obligations of the Company to consummate the Initial Closing under Section 2 of this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Initial Closing of each of the following conditions:

8.1                               Representations and Warranties. The representations and warranties of the Investor contained in Section 4 and of Qualcomm contained in Section 5.1 shall be true and complete when made and shall be true and complete on and as of the Initial Closing with the same effect as though such representations and warranties had been made on and as of the date of the Initial Closing, except in either case for those representations and warranties that address matters only as of a particular date, which representations will have been true and complete as of such particular date.

8.2                               Performance. The Investor and Qualcomm shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Investor on or before the Initial Closing.

8.3                               Transaction Documents. The Investor and/or Qualcomm shall have executed the Transaction Documents to which it is a party and delivered the same to the other parties thereto.

9.                                      Covenants and Other Agreements.

9.1                               Use of Proceeds. The Company shall use the proceeds of the sale of Series D-1 Preferred Shares pursuant to this Agreement only for the payment of the Repurchase Price, business expansion, research and development and general working capital of the Group; provided that, other than making the payment of the Repurchase Price pursuant this Agreement (if applicable), the Company shall not use the proceeds to repurchase, redeem, or cancel any junior securities to the Series D-1 Preferred Shares or to make any payments to shareholders, directors, or officers of the Group or affiliates of the Group or any of the foregoing unless in connection with a bona fide arms-length transaction approved by the Board and the Investor; and in any event, the Company shall not use the proceeds to acquire the shares or securities of any company listed on any stock exchange. The Investor shall have the right to monitor the use of the proceeds.

9.2                               Executory Period Covenants. Between the date of this Agreement and the Initial Closing, unless the Investor consent in writing otherwise:

(i)                                     Pre-Closing Actions. As promptly as practicable, each Warrantor shall: (a) use best efforts to take all actions required of such Party and to do all other things reasonably necessary, proper or advisable to consummate the transactions contemplated under the Transaction Documents; (b) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by such Warrantor pursuant to Law in connection with the Transaction Documents and the issuance of the Series D-1 Preferred Shares pursuant hereto and the consummation of the other transactions contemplated under the Transaction Documents; (c) use best efforts to obtain, or cause to be obtained, all consents (including any consents required under any Contract) necessary to be obtained by such Party in order to consummate the transactions contemplated pursuant to the Transaction Documents; and (d) coordinate and cooperate with the other Parties in exchanging such information and supplying such assistance as may be reasonably requested by the other Parties in connection with any filings and other actions to be made or taken in order to consummate the transactions contemplated pursuant to the Transaction Documents.

(ii)                                  Non-Violation. Pending the Initial Closing, none of the Warrantors, without the prior written consent of the Investor, shall take any action which (a) would render any of the representations or warranties made by the Warrantors in any Transaction Document untrue if given with reference to the facts and circumstances then existing or (b) would result in any of the covenants contained in any Transaction Document becoming incapable of performance. Each Warrantor shall promptly advise the Investor of any action or event of which such Warrantor becomes aware which would have the effect of making incorrect any such representations or warranties if given with reference to facts and circumstances then existing or which has the effect of rendering any such covenants incapable of performance.

(iii)                               Conduct of Business. Except as otherwise permitted by this Agreement or with the prior written consent of the Investor, from the date hereof to the date of the Initial Closing, the Warrantors shall (a) carry on the Group’s business in the ordinary course consistent with past practice and in substantially the same manner as conducted prior to the date hereof and use best efforts to preserve its relationships with customers, suppliers and others having business dealings with the Group; and (b) not do any act or thing which would require the consent of the Investor under the Shareholders Agreement had the transactions contemplated hereunder been consummated.

(iv)                              Negative Covenants. No Warrantor shall (a) waive, release or assign any material right or claim, (b) take any action that would reasonably be expected to materially impair the value of any Group Company, (c) sell, purchase, assign, lease, transfer, pledge, encumber or otherwise dispose of any material asset, (d) issue, sell, or grant any Equity Security, (e) declare, issue, make, or pay any dividend or other distribution with respect to any Equity Security, (f) incur any indebtedness for borrowed money or capital lease commitments or assume or guarantee for any indebtedness of any Person, (g) make any material change in any method of accounting or accounting practice used by any Group Company, other than any such changes required by Applicable Accounting Principles, (h) enter into any Contract or other transaction with an Affiliate, or (i) authorize or commit to do any of the foregoing.

(v)                                 Exclusivity. From the date hereof until the Long-Stop Date, the Warrantors shall not, and they shall not permit any of their representatives or any member of the Group to, solicit, initiate, facilitate, engage in any discussions or negotiations with respect to, adopt, approve, commit to, or conclude any investment transaction with, or any sale of any member of the Group or the business or equity thereof to, any third party, whether directly or indirectly. The Warrantors shall, and shall cause their representatives and the other members of the Group to, immediately terminate all existing activities, discussions and negotiations with any third parties with respect to the foregoing, and if any of them hereafter receives any correspondence or communication that constitutes, or could reasonably be expected to lead to, any such transaction, they shall immediately give notice thereof (including the third party and the material terms of such transaction) to the Investor.

(vi)                              Financial Statements. Each Warrantor shall furnish to the Investor as soon as practicable after the end of each quarter between the date hereof and the Initial Closing, and in any event within fifteen (15) business days after each such quarter, the unaudited financial statements of each such entity for the quarter then ended, which shall present fairly, in all material respects, the unaudited financial position of such entity as of the end of such quarter, in conformity with Applicable Accounting Principles consistently applied with the Financial Statements, except for noncompliance with the footnote disclosure requirements under Applicable Accounting Principles and for year-end adjustments, and subject to such other exceptions as may be indicated in the notes thereto.

(vii)                           Access and Information. The Warrantors shall permit the Investor, or any representative thereof, at their own expense, to (a) visit and inspect the properties of the Group Companies, (b) inspect the contracts, books of account, records, ledgers, and other documents and data of the Group Companies, (c) discuss the business, affairs, finances and accounts of the Group Companies with officers and employees of the Group Companies, and (d) review such other information as the Investor reasonably request, in each case during normal business hours with reasonable prior notices and in such a manner so as not to unreasonably interfere with the normal operations of the Group Companies. No information or knowledge obtained pursuant to this Section or otherwise by the Investor in connection with their due diligence will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions. All the information or knowledge obtained by the Investor pursuant to this Sub-Section (vii) or any other information obtained by the Investor in connection with their due diligence of the Group Companies shall be deemed as confidential information and shall not be disclosed without the written approval of the Company.

9.3                               Compliance with Circular 37. If requested by the SAFE Rules and Regulations, the Company (and/or any other Group Company and/or Founders, the Founder Holdcos, Haiyan’s Holdco and/or Zhu, as the case may be) shall, as promptly as practicable after the Subsequent Closing, take all requisite action to apply for and complete any necessary filing or update filing under the SAFE Rules and Regulations.

9.4                               Post-Closing Covenants. As soon as reasonably practicable following the Closing (as case may be), the Group Companies shall take all actions described in Schedule IV.

9.5                               Restriction on Indirect Transfers. The Parties agree that the transfer restrictions set forth in the Transaction Documents shall not be capable of being avoided by the holding of the Equity Securities indirectly through a Person that can itself be sold in order to dispose of an indirect interest in the Equity Securities free of such restrictions. Without limiting the generality of the foregoing, any transfer or other disposal of any shares (or other interest) in the Founder Holdcos shall be treated as being a transfer of the Equity Securities held by the Founder Holdco, and the provisions of this Agreement that apply in respect of the transfer of the Equity Securities shall thereupon apply in respect of the Equity Securities so held. Without prejudice to the generality of the foregoing and notwithstanding anything to the contrary contained herein, without the prior written approval of the Investor:

(i)                                     Each of the ultimate natural-person shareholders of the Founder Holdcos, including, without limitation, the Founders, shall not, and the Founders shall cause such natural-person shareholders not to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held, directly or indirectly, by him or her in the Founder Holdcos to any person; and the Founder Holdcos or Haiyan’s Holdco shall not, and the Founders shall cause the Founder Holdcos, respectively, not to, issue to any Person any equity securities of the Company or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of the Company.

(ii)                                  The Founders shall not, and shall not cause or permit any other Person to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held or controlled by him or her in the Company to any Person. Any transfer in violation of this Section 7.5 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such equity interest without the prior written approval of the Investor.

9.6                               Memorandum and Articles. The Memorandum and Articles shall be duly filed with the Registrar of Companies of the Cayman Islands as soon as practicable, but in any event, no later than within thirty (30) days after the Initial Closing.

9.7                               Compliance with Anti-corruption Laws. At any time after the Initial Closing, the Company shall not, and shall not permit any of its Subsidiaries or Affiliates or any of its or their respective directors, officers, managers, employees, independent contractors, representatives or agents to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any non-U.S. official, in each case, in violation of the FCPA, or any other applicable anti-bribery or anti-corruption law. At any time after the Initial Closing, the Company shall, and shall cause each of its Subsidiaries and Affiliates to, cease all of its or their respective activities, as well as remediate any actions taken by the Company, its Subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, or any other applicable anti-bribery or anti-corruption law. At any time after the Initial Closing, the Company shall, and shall cause each of its Subsidiaries and Affiliates to, maintain systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA, or any other applicable anti-bribery or anti-corruption law.

9.8                               Passive Foreign Investment Company. The Company shall use its commercially reasonable efforts not to become a “controlled foreign corporation” or “passive foreign investment company” under the U.S. Internal Revenue Code of 1986.

9.9                               Tax Filing. The Company shall respectively report the repurchase of Qualcomm Repurchased Shares and Founder Holdcos Repurchased Shares contemplated hereunder to the relevant PRC Tax Authority. The Company has the right to withhold from the Repurchase Price the estimated payable tax amount occurred under Circular 698 and upon the final assessment of the tax obligations under Circular 698, the Company shall pay from the withheld amount the actual payable tax amount. In respect of each Selling Shareholder, if the actual payable tax amount is less than the withheld amount, the Company shall return such balance to such Selling Shareholder; if the actual payable tax amount, as calculated based upon the applicable law and the requirements of competent tax authority, is larger than the withheld amount, if required by the Company and to the extent permissible by the applicable law, each Selling Shareholder shall pay the applicable shortfall amounts directly to the tax authority. However, the Company shall consult with Qualcomm on the tax filings and remittance of tax amounts on Qualcomm’s behalf.

10.                               Confidentiality.

10.1                        Disclosure of Terms. The terms and conditions of the Transaction Documents (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any of the Parties to any other Person except in accordance with the provisions set forth below.

10.2                        Permitted Disclosures. Notwithstanding the foregoing, (i) each member of the Group , Qualcomm and the Investor, as appropriate, may disclose any of the Financing

Terms to its current or bona fide prospective Investor, employees, investment bankers, lenders, accountants and attorneys, in each case only where such Persons are under appropriate nondisclosure obligations; (ii) the Investor and/or Qualcomm may disclose any of the Financing Terms to the fund manager, the employees, the directors and officers of the Investor and/or Qualcomm or the Investor and/or Qualcomm’s Affiliates, and (iii) the Investor and/or Qualcomm may disclose any of the Financing Terms to its potential or actual transferees or assignees with respect to the shares in the Company or the rights under the Transaction Documents, thereof so long as such Persons are under appropriate nondisclosure obligations.

10.3                        Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to securities Laws) to disclose the existence or content of any of the Financing Terms hereof in contravention of the provisions of this Section 10, such Party (the “Disclosing Party”) shall to the extent permissible under law promptly provide the other Parties with written notice of that fact so that such other Parties may seek a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be given to such information to the extent reasonably requested by the other Parties.

10.4                        Other Exceptions. Notwithstanding any other provision of this Section 10, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted Party learns from a third party having the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party; or which a restricted Party independently developed by itself; (ii) information which is in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation; (iii) information which enters the public domain without breach of confidentiality by the restricted Party; (iv) disclosures to a Party’s accountants, attorneys or other professional advisors so long as they agree to keep such disclosures confidential.

11.                               Indemnity.

11.1                        The Warrantors shall, jointly and severally, indemnify, defend and hold harmless (“Indemnify”) the Investor on demand for any claims, losses, liabilities, damages, deficiencies, costs and expenses, including without limitation any diminution in value of the Preferred Shares or assets, legal fees and expenses of investigation and defense (the “Indemnifiable Loss”) incurred by the Investor, their respective officers, directors, employees, agents or Affiliates directly or indirectly resulting from, arising out of or relating to (i) any inaccuracy in, or breach of, a representation or warranty of any Warrantor contained herein, except for those representations and warranties that already contain any materiality qualification, as to which the Warrantors shall Indemnify the Investor for any Indemnifiable Loss resulting from any inaccuracy in, or breach of, a representation or warranty as so qualified, or (ii) any failure by any Warrantor to perform or comply with any covenant, agreement or obligation contained herein.

11.2        In addition, the Founders shall (a) be responsible for any Tax liability that any member of the Group Companies incurs or suffers that is attributable to any period before the Initial Closing; and (b) pay or discharge any liability, obligation, expense, fine, penalty or interest that would be incurred by or imposed on any member of the Group Companies as the result of, arising from or relating to any absence or deficiency in its payment of Tax liability that is accrued prior to the Initial Closing, including but not limited to deficiency in social insurance and housing reserve contributions by any member of the Group Companies for its staff members, whether such Tax liabilities are reflected in the Financial Statements or not.; and (ii) the failure to complete the registration with SAFE in accordance with the Circular 37 by any Founders, Zhu Haiyan or employee of the Group Companies as of the date of the Initial Closing who is required to complete such Circular 37 registration in connection with previous rounds of financing of the Company.

11.3        With respect to any Indemnifiable Loss arising from or in connection with a single occurrence or event, the Warrantors and/or the Founders (as applicable) shall then be liable for all such Indemnifiable Losses.

11.4        The indemnity obligations of the Warrantors and the Founders that are determined to arise hereunder shall be satisfied by such Warrantors or the Founders by remittance of immediately available funds to the Investor.

11.5        In the event that the termination of the employment of the Founders by the Group Companies results in material breach of, a representation or warranty of any Warrantor contained herein or a failure by any Warrantor to perform or comply with any covenant, agreement or obligation contained herein, the Founders shall be responsible for any liabilities arising therefrom under this Agreement.

11.6        The Parties agree that in no event the Investor will be liable to any profit losses, material or goodwill damages incurred by the Group Companies, or any consequential, incidental, indirect, special or punitive damages.

11.7        Tax Indemnity. Each Warrantor shall jointly and severally indemnify and hold harmless the Investor and its affiliates, partners, officers and directors against any depletion or reduction in value of the Company’s assets or increase in the Company’s liabilities arising out of, or resulting from, any claim of taxation or contravention of any Laws or regulations made in respect of any transactions effected prior to the Initial Closing. Any losses, liabilities, damages, liens, penalties, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing (but excluding any consequential, speculative or punitive damages), incurred by the Investor as a result of the liabilities of any Warrantor as set forth in this section shall be deemed as Indemnifiable Loss. Each Warrantor shall promptly, and in any event within thirty (30) days of receipt of notice thereof, reimburse the Investor and their respective Affiliates, partners, officers and directors for all expenses reasonably incurred by them, as incurred, in connection with investigating such depletion or reduction in value of the Company’s assets or increase in the Company’s liabilities.

11.8        Survival of Warranties. Unless otherwise set forth in this Agreement, the representations and warranties of the Warrantors shall survive the execution and delivery of this Agreement and the Initial Closing for a period of thirty-six (36) months, provided that the representations and warranties in Section 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.19 and 3.22 shall survive until the expiration of the relevant statute of limitations. The covenants and agreements shall survive the execution and delivery of this Agreement and the Closing (as the case may be) until performed in accordance with their terms.

12.          Miscellaneous.

12.1        Further Assurances. Upon the terms and subject to the conditions herein, each of the Parties agrees to use its commercially reasonable efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and the other Transaction Documents and, to the extent reasonably requested by another Party, to enforce rights and obligations pursuant hereto or thereto.

12.2        Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the Investor, Qualcomm (with respect to an assignment by the Company) and the Company, provided that the Investor may, without consent of the other Parties under this Agreement, assign its rights and obligations to an Affiliate of the Investor. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

12.3        Governing Law. This Agreement shall be governed by and construed under the Laws of Hong Kong, without regard to principles of conflict of laws thereunder.

12.4        Dispute Resolution.

(i)            Any dispute, controversy or claim arising out of, in connection with or relating to this Agreement, including the interpretation, validity, invalidity, breach or termination thereof, shall be settled by arbitration.

(ii)           The arbitration shall be conducted in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the Notice of Arbitration is submitted in accordance with the said Rules. The number of arbitrators shall be three. The arbitration shall be conducted in the English language.

(iii)          Each Party shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any doctrine of legal privilege or any confidentiality obligations binding on such Party.

(iv)          The costs of arbitration shall be borne by the losing Party, unless otherwise determined by the arbitration tribunal.

(v)           When any dispute occurs and when any dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfill their respective obligations and shall be entitled to exercise their rights under this Agreement.

(vi)          The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(vii)         Regardless of anything else contained herein, any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the conclusion of the arbitration.

(viii)        In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding(s) involving any of the Parties relating to this Agreement or any other Transaction Documents in connection therewith. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and the tribunal(s) constituted under any of the Transaction Agreements, the ruling of the tribunal constituted under this Agreement shall prevail.

12.5        Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address as set forth in Schedule VI (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Parties given in accordance with this Section 12.5). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused). Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier the notice, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a business day thereof and otherwise on the next business day thereof.

12.6        Rights Cumulative. Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

12.7        Fees and Expenses. If the transactions contemplated hereby proceed to the Initial Closing successfully, the Company shall bear all costs and expenses incurred in connection with the Transaction Documents up to a maximum of US$200,000. Except as otherwise provided in this Agreement, in the event that the transactions contemplated hereby are not consummated, the Investor and the Company shall bear its own costs and expenses incurred in connection with the Transaction Documents separately; in the event that the transactions contemplated hereby are not consummated due to the Founders’ or the Company’s voting against the Transaction, the Company shall bear all the reasonable costs and expenses incurred by the Investor in connection with the Transaction Documents up to a maximum of US$200,000. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

12.8        Finder’s Fee. Each Warrantor agrees, jointly and severally, to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finder’s fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

12.9        Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such applicable Law in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such Law, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

12.10      Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of (i) the Company, (ii) the Founders, and (iii) the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each of the Parties.

12.11      No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

12.12      Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by Law or otherwise afforded to any Party, shall be cumulative and not alternative.

12.13      No Presumption. The Parties acknowledge that each Party has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it, has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

12.14      Headings and Subtitles; Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular; (iii) the terms “herein”, “hereof”, and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars or to “US$” are to currency of the United States of America (and shall be deemed to include reference to the equivalent amount in other currencies).

12.15      Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

12.16      Entire Agreement. This Agreement and the Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof, and supersede all other agreements between or among all of the Parties with respect to the subject matters hereof and thereof, and no Party shall be liable or bound to any other Party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

12.17      No Third Party Beneficiaries. Except otherwise provided in the Agreement, the provisions of this Agreement are intended solely to benefit the Parties of this Agreement and, to the extent not prohibited by Applicable Law (including without limitation to, Contracts (Right of Third Parties) Ordinance), shall not be construed as conferring any benefit upon any creditor of the Parties (and no such creditor shall be a third party beneficiary of this Agreement), or any other Person shall have any duty or obligation to any creditor of the Parties, nor shall any party other than the Parties to rely on the Rights of Third Parties Ordinance to claim for any rights thereunder. Notwithstanding any other term of this Agreement, the consent of any person who is not a party to this Agreement is not required for any variation of, amendment to, or release, rescission, or termination of, this Agreement.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

COMPANY:	COOTEK (CAYMAN) INC.

	By:	/s/ ZHANG KAN
Name: ZHANG KAN
Title: Director

HK SUBSIDIARY	COOTEK HONG KONG LIMITED

	By:	/s/ ZHANG KAN
Name: ZHANG KAN
Title: Director

WOFE	SHANGHAI CHU LE (COOTEK) INFORMATION TECHNOLOGY CO., LTD.
上海触乐信息科技有限公司

	By:	/s/ ZHANG KAN
Name: ZHANG KAN
Title: Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

OFFSHORE SUBSIDIARIES:	TOUCHPAL HK CO., LIMITED

	By:	/s/ ZHANG KAN
Name: ZHANG KAN
Title: Director

TOUCHPAL, INC.

	By:	/s/ LI QIAOLING
Name: LI QIAOLING
Title: President

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

HOLD CO.s:	KAN’S GLOBAL COOLSTUFF
INVESTMENT INC.

	By:	/s/ ZHANG KAN
Name: ZHANG KAN
Title: Director

JIALIANG’S GLOBAL CREATIVITY
INVESTMENT INC.

	By:	/s/ WANG JIALIANG
Name: WANG JIALIANG
Title: Director

LQL GLOBAL INNOVATION
INVESTMENT INC.

	By:	/s/ LI QIAOLING
Name: LI QIAOLING
Title: Director

JIAN’S GLOBAL COOLSTUFF
INVESTMENT INC.

	By:	/s/ WANG JIAN
Name: WANG JIAN
Title: Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

DOMESTIC COMPANIES:	SHANGHAI HAN XIANG (COOTEK) INFORMATION TECHNOLOGY CO., LTD.
上海汉翔信息技术有限公司

	By:	/s/ ZHANG KAN
Name: ZHANG KAN
Title: Legal Representative

SHANGHAI CHU BAO (COOTEK) INFORMATION TECHNOLOGY CO., LTD.
上海触宝信息技术有限公司

	By:	/s/ ZHANG KAN
Name: ZHANG KAN
Title: Legal Representative

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

HAIYAN’S HOLDCO:	HAIYAN’S GLOBAL CREATIVITY
INVESTMENT INC.

	By:	/s/ ZHU HAIYAN
		Name:	ZHU HAIYAN
		Title:	Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

INVESTOR:	HG QIANDAO LIMITED

	By:	/s/ Lu Binghui
	Name:	Lu Binghui
	Title:	Director

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

FOUNDERS:	ZHANG KAN

/s/ ZHANG KAN

WANG JIALIANG

/s/ WANG JIALIANG

LI QIAOLING

/s/ LI QIAOLING

WANG JIAN

/s/ WANG JIAN

ZHU HAIYAN	ZHU HAIYAN

/s/ ZHU HAIYAN

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed this Share Purchase Agreement as of the date first written above.

Qualcomm	QUALCOMM INTERNATIONAL INC.

	By:	/s/ Adam Schwenker
	Name:	Adam Schwenker
	Title:	Authorized Signatory

Address:
Attention:	James Shen
Tel:
Fax No.:

SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT

SCHEDULE I

LIST OF FOUNDERS

Founder	ID/Passport No.

ZHANG Kan	***

WANG Jialiang	***

LI Qiaoling	***

WANG Jian	***

SCHEDULE II

LIST OF FOUNDER HOLDCOS

Founder Holdcos

Kan’s Global CoolStuff Investment Inc. (“Kan’s Company”)

LQL Global Innovation Investment Inc. (“LQL’s Company”)

Jian’s Global CoolStuff Investment Inc. (“Jian’s Company”)

Jialiang’s Global Creativity Investment Inc. (“Jialiang’s Company”)

SCHEDULE III-A

SCHEDULE OF THE INVESTOR

	Type &	Number of Series D-1 Preferred
Name	Jurisdiction	Shares to be Purchased	Purchase Price
HG Qiandao Limited	British Virgin Islands	89,668,956	US$	20,000,000
Total		89,668,956	US$	20,000,000

SCHEDULE III-B

SCHEDULE OF THE SELLING SHAREHOLDERS

		Number of Shares
	Class of	to Repurchase and	Repurchase
Selling Shareholders	Shares	Cancel	Price
Kan’s Global CoolStuff Investment Inc.	Ordinary Shares	3,775,535	US$	800,000
LQL Global Innovation Investment Inc.	Ordinary Shares	3,775,535	US$	800,000
Jialiang’s Global Creativity Investment Inc.	Ordinary Shares	3,775,535	US$	800,000
Jian’s Global CoolStuff Investment Inc.	Ordinary Shares	2,831,651	US$	600,000
Qualcomm International, Inc.	Series A Preferred Shares	9,438,838	US$	2,000,000
Total		23,597,094	US$	5,000,000

SCHEDULE IV

Post Covenants

1.              If requested by the Applicable Law or Governmental Authority, Chu Bao shall apply for and obtain the Internet Publishing License on its current and proposed business as soon as possible and in no events be later than ninety (90) days from the date as requested by the Applicable Law or Governmental Authority.

2.              the PRC Subsidiaries shall, and shall cause each of the landlords/lessors which the PRC companies entered a leasing contract with, to submit to the relevant housing administrative authorities and complete the registration or filing procedures in respect of the leased real properties as soon as possible and in no events be later than ninety (90) days from the Initial Closing.

SCHEDULE V

LIST OF KEY EMPLOYEES

Name	ID/Passport Number	Title	Employment Start Date

Zhang Kan	***	CSA	June 1, 2010
Wang Jialiang	***	CEO	June 1, 2010
Li Qiaoling	***	CMO	June 1, 2010
Wang Jian	***	CTO	June 1, 2010
RenTeng	***	Architect	July 1, 2010

SCHEDULE VI

NOTICE ADDRESSES

For the purpose of the notice provisions contained in this Agreement, the following are the initial addresses of each Party:

If to each Group Company, the Founders or the Founder Holdcos:

Attention: ZHANG KAN

Tel:

Fax No.:

E-mail

If to Haiyan’s Holdco or Zhu:

Attention: ZHU HAIYAN

Tel:

Fax No.:

If to Qualcomm:

Attention: James Shen

Tel:

Fax No.:

If to the Investor

Attention: WANG BAOHUA

Tel:

Fax No:

SCHEDULE VII CAPITALIZATION

Immediately prior to the Initial Closing:

AUTHORIZED SHARE CAPITAL:	US$50,000 comprising of 5,000,000,000 shares, par value
US$0.00001 per share, including 3,000,292,107 Ordinary Shares, 451,612,903 Series A
Preferred Shares, 553,299,062 Series B Preferred Shares, 119,688,525 Series B-1 Preferred
Shares, 651,629,045 Series C Preferred Shares and 223,478,358 Series D Preferred Shares.

		Number of	Number of	Number of	Number of	Number of
	Number of	Series A	Series B	Series B-1	Series C	Series D
	Ordinary	Preferred	Preferred	Preferred	Preferred	Preferred	Number of
Shareholders	Shares	Shares	Shares	Shares	Shares	Shares	Total Shares	%
Kan’s Global CoolStuff Investment Inc.	250,000,000	0	0	0	0	0	250,000,000	7.9658%
LQL Global Innovation Investment Inc.	219,400,000	0	0	0	0	0	219,400,000	6.9908%
Jialiang’s Global Creativity Investment Inc.	219,400,000	0	0	0	0	0	219,400,000	6.9908%
Haiyan’s Global Creativity Investment Inc.	92,551,946	0	0	0	0	0	92,551,946	2.9490%
Jian’s Global CoolStuff Investment Inc.	131,200,000	0	0	0	0	0	131,200,000	4.1805%
Qiming Venture Partners II,L.P.	0	312,204,386	79,635,753	26,034,766	63,988,280	8,816,163	490,679,348	15.6346%
Qiming Venture Partners II-C, L.P.	0	27,338,322	6,973,342	2,279,746	5,603,163	771,991	42,966,564	1.3691%
Qiming Managing Directors Fund II, L.P.	0	4,543,313	1,158,889	378,868	931,181	128,296	7,140,547	0.2275%
Orange Capital Management	0	53,763,441	0	0	0	0	53,763,441	1.7131%
Qualcomm International, Inc.	0	53,763,441	27,427,495	2,855,962	0	0	84,046,898	2.6780%
SIG China Investments Master Fund III, LLLP	0	0	269,602,205	88,139,183	56,418,099	9,716,450	423,875,937	13.5061%
Sycamore Capital Holdings Limited	0	0	38,884,933	0	0	0	38,884,933	1.2390%
ESOP (reserved for issuance)	226,153,637	0	0	0	0	0	226,153,637	7.2060%
Alibaba Investment Limited	0	0	129,616,445	0	0	0	129,616,445	4.1300%
Sequoia Capital China GF Holdco III-A, Ltd.	0	0	0	0	524,688,322	9,716,450	534,404,772	17.0279%
CHANCE TALENT MANAGEMENT LIMITED	0	0	0	0	0	97,164,504	97,164,504	3.0960%
New Alliance CC Limited	0	0	0	0	0	48,582,252	48,582,252	1.5480%
TRANQUILITY COMMUNICATIONS LIMITED	0	0	0	0	0	48,582,252	48,582,252	1.5480%

Total*	1,138,705,583	451,612,903	553,299,062	119,688,525	651,629,045	223,478,358	3,138,413,476	100%

* On a fully diluted basis, including shares to be issued under the ESOP, but not including shares to be issued upon conversion of the Preferred Shares.

Immediately after the Initial Closing:

AUTHORIZED SHARE CAPITAL:	US$50,000 comprising of 5,000,000,000 shares, par value
US$0.00001 per share, including 2,920,061,989 Ordinary Shares, 442,174,065 Series A
Preferred Shares, 553,299,062 Series B Preferred Shares, 119,688,525 Series B-1 Preferred
Shares, 651,629,045 Series C Preferred Shares, 223,478,358 Series D Preferred Shares and
89,668,956 Series D-1 Preferred Shares.

		Number of	Number of	Number of	Number of	Number of	Number of
	Number of	Series A	Series B	Series B-1	Series C	Series D	Series D-1
	Ordinary	Preferred	Preferred	Preferred	Preferred	Preferred	Preferred	Number of
Shareholders	Shares	Shares	Shares	Shares	Shares	Shares	Shares	Total Shares	%
Kan’s Global CoolStuff Investment Inc.	250,000,000	0	0	0	0	0	0	250,000,000	7.7672%
LQL Global Innovation Investment Inc.	219,400,000	0	0	0	0	0	0	219,400,000	6.8165%
Jialiang’s Global Creativity Investment Inc.	219,400,000	0	0	0	0	0	0	219,400,000	6.8165%
Haiyan’s Global Creativity Investment Inc.	92,551,946	0	0	0	0	0	0	92,551,946	2.8755%
Jian’s Global CoolStuff Investment Inc.	131,200,000	0	0	0	0	0	0	131,200,000	4.0763%
Qiming Venture Partners II,L.P.	0	312,204,386	79,635,753	26,034,766	63,988,280	8,816,163	0	490,679,348	15.2449%
Qiming Venture Partners II-C, L.P.	0	27,338,322	6,973,342	2,279,746	5,603,163	771,991	0	42,966,564	1.3349%
Qiming Managing Directors Fund II, L.P.	0	4,543,313	1,158,889	378,868	931,181	128,296	0	7,140,547	0.2219%
Orange Capital Management	0	53,763,441	0	0	0	0	0	53,763,441	1.6704%
Qualcomm International, Inc.	0	44,324,603	27,427,495	2,855,962	0	0	0	74,608,060	2.3180%
SIG China Investments Master Fund III,	0	0	269,602,205	88,139,183	56,418,099	9,716,450	0	423,875,937	13.1694%
Sycamore Capital Holdings Limited	0	0	38,884,933	0	0	0	0	38,884,933	1.2081%
ESOP (reserved for issuance)	226,153,637	0	0	0	0	0	0	226,153,637	7.0264%
Alibaba Investment Limited	0	0	129,616,445	0	0	0	0	129,616,445	4.0271%
Sequoia Capital China GF Holdco III-A,	0	0	0	0	524,688,32	9,716,450	0	534,404,772	16.6034%
CHANCE TALENT MANAGEMENT	0	0	0	0	0	97,164,504	0	97,164,504	3.0188%
New Alliance CC Limited	0	0	0	0	0	48,582,252	0	48,582,252	1.5094%
TRANQUILITY COMMUNICATIONS LIMITED	0	0	0	0	0	48,582,252	0	48,582,252	1.5094%
HG Qiandao Limited	0	0	0	0	0	0	89,668,956	89,668,956	2.7859%

Total*	1,138,705,583	442,174,065	553,299,062	119,688,525	651,629,045	223,478,358	89,668,956	3,218,643,594	100%

* On a fully diluted basis, including shares to be issued under the ESOP, but not including shares to be issued upon conversion of the Preferred Shares.

Immediately after the Subsequent Closing:

AUTHORIZED SHARE CAPITAL:	US$50,000 comprising of 5,000,000,000 shares, par value
US$0.00001 per share, including 2,920,061,989 Ordinary Shares, 442,174,065 Series A
Preferred Shares, 553,299,062 Series B Preferred Shares, 119,688,525 Series B-1 Preferred
Shares, 651,629,045 Series C Preferred Shares, 223,478,358 Series D Preferred Shares and
89,668,956 Series D-1 Preferred Shares.

		Number of	Number of	Number of	Number of	Number of	Number of
	Number of	Series A	Series B	Series B-1	Series C	Series D	Series D-1
	Ordinary	Preferred	Preferred	Preferred	Preferred	Preferred	Preferred	Number of
Shareholders	Shares	Shares	Shares	Shares	Shares	Shares	Shares	Total Shares	%
Kan’s Global CoolStuff Investment Inc.	246,224,465	0	0	0	0	0	0	246,224,465	7.6838%
LQL Global Innovation Investment Inc.	215,624,465	0	0	0	0	0	0	215,624,465	6.7288%
Jialiang’s Global Creativity Investment Inc.	215,624,465	0	0	0	0	0	0	215,624,465	6.7288%
Haiyan’s Global Creativity Investment Inc.	92,551,946	0	0	0	0	0	0	92,551,946	2.8882%
Jian’s Global CoolStuff Investment Inc.	128,368,349	0	0	0	0	0	0	128,368,349	4.0059%
Qiming Venture Partners II,L.P.	0	312,204,386	79,635,753	26,034,766	63,988,280	8,816,163	0	490,679,348	15.3123%
Qiming Venture Partners II-C, L.P.	0	27,338,322	6,973,342	2,279,746	5,603,163	771,991	0	42,966,564	1.3408%
Qiming Managing Directors Fund II, L.P.	0	4,543,313	1,158,889	378,868	931,181	128,296	0	7,140,547	0.2228%
Orange Capital Management	0	53,763,441	0	0	0	0	0	53,763,441	1.6778%
Qualcomm International, Inc.	0	44,324,603	27,427,495	2,855,962	0	0	0	74,608,060	2.3282%
SIG China Investments Master Fund III,	0	0	269,602,205	88,139,183	56,418,099	9,716,450	0	423,875,937	13.2276%
Sycamore Capital Holdings Limited	0	0	38,884,933	0	0	0	0	38,884,933	1.2135%
ESOP (reserved for issuance)	226,153,637	0	0	0	0	0	0	226,153,637	7.0574%
Alibaba Investment Limited	0	0	129,616,445	0	0	0	0	129,616,445	4.0448%
Sequoia Capital China GF Holdco III-A,	0	0	0	0	524,688,322	9,716,450	0	534,404,772	16.6768%
CHANCE TALENT MANAGEMENT	0	0	0	0	0	97,164,504	0	97,164,504	3.0321%
New Alliance CC Limited	0	0	0	0	0	48,582,252	0	48,582,252	1.5161%
TRANQUILITY COMMUNICATIONS LIMITED (静康通讯有限公司)	0	0	0	0	0	48,582,252	0	48,582,252	1.5161%
HG Qiandao Limited	0	0	0	0	0	0	89,668,956	89,668,956	2.7982%

Total*	1,124,547,327	442,174,065	553,299,062	119,688,525	651,629,045	223,478,358	89,668,956	3,204,485,338	100%

* On a fully diluted basis, including shares to be issued under the ESOP, but not including shares to be issued upon conversion of the Preferred Shares.

EXHIBIT A

GROUP COMPANIES STRUCTURE CHART

“Qiming 1” means Qiming Venture Partners II, L.P.	“Alibaba” means Alibaba Holdings Limited
“Qiming 2” means Qiming Venture Partners II-C, L.P.	“Sequoia” means Sequoia Capital China GF Holdco III-A, Ltd.
“Qiming 3” means Qiming Managing Directors Fund II, L.P.	“CCBI” means CHANCE TALENT MANAGEMENT LIMITED
“Orange” means Orange Capital Management	“New Alliance” means New Alliance CC Limited
“Qualco mm” means Qualcomm International, Inc.	“Tranquility” means TRANQUILITY COMMUNICATIONS LIMITED
“SIG” means SIG China Investments Master Fund III, LLLP
“Syca more” means Sycamore Capital Holdings Limited

EXHIBIT B

FORM OF SIXTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF ASSOCIATION

EXHIBIT C

FORM OF FIFTH AMENDED AND RESTATED SHAREHOLDERS’

AGREEMENT